Exhibit 4.4(a)

NICOR GAS
THRIFT PLAN

(As Amended and Restated
Effective as of January 1, 2014)

NICOR GAS THRIFT PLAN

Northern Illinois Gas Company, doing business as Nicor Gas Company (the “Company”), hereby amends and restates the Nicor Gas Thrift Plan (the “Plan”).

STATEMENT OF PURPOSE

I.    History. The Company previously established the NI-GAS Thrift Plan for the benefit of eligible employees. The NI-GAS Thrift Plan was subsequently renamed as the Nicor Gas Thrift Plan (the “Plan”). The Plan was most recently amended and restated effective as of January 1, 2007, and was subsequently amended.
II.    Purpose. The purpose of the Plan is to promote the mutual interests of the Company, its participating affiliates and their eligible Employees by (i) providing eligible Employees with an opportunity to supplement their retirement income through a systematic savings program; and (ii) providing Employees with an opportunity to invest in equity interests in the Company’s business. In addition, the Plan provides Employers and their eligible Employees with the tax and other benefits provided under applicable laws to employee stock ownership plans.
III.    Effective Date. The following provisions constitute an amendment, restatement and continuation of the Plan, generally effective as of January 1, 2014 (except as described in Exhibit 1), to (i) clarify that the group of employees eligible for profit sharing contributions are those not eligible to accrue future pension benefits rather than referencing the employee’s hire date, in order to coordinate with provisions in the AGL Resources Inc. Retirement Plan related to rehired employees; (ii) allow new employees who are covered by the plan but have not completed 4 months of service to make rollover contributions; (iii) remove minimum dollar amounts for withdrawals; (iv) add new hardship distribution events permitted by current IRS regulations; (v) eliminate the limit on the number of partial withdrawals a terminated participant make take per year; (vi) revise the provisions regarding spousal consent to apply to same-sex spouses as well as opposite-sex spouses; (vii) add automatic rollovers for balances between $1,000 and $5,000; (viii) eliminate the minimum dollar amount for rollover distributions from the plan; and (ix) add provisions related to class action settlement funds contributed to the Plan as a result of securities litigation brought against Nicor Inc. on July 22, 2002.
IV.    Type of Plan. The Plan is intended to qualify as a profit-sharing plan with a qualified cash or deferred arrangement under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The portion of the Plan invested in AGL Stock is intended to constitute an employee stock ownership plan as defined in Code Section 4975(e)(7).

i

1.42	Nicor 2010 Award	5
1.43	Nicor 2010 Account	5
1.44	Nonunion 401(k) Plan	6
1.45	One Year Break in Service	6
1.46	Participant	6
1.47	Plan	6
1.48	Plan Year	6
1.49	Profit Sharing Account	6
1.50	Profit Sharing Participant	6
1.51	Related Defined Benefit Plan	6
1.52	Related Defined Contribution Plan	6
1.53	Rollover Account	7
1.54	Rollover Contribution	7
1.55	Section 415 Affiliate	7
1.56	Section 415 Compensation	7
1.57	Supplemental Contributions	7
1.58	Supplemental Account	7
1.59	Trust Agreement	7
1.60	Trust Fund	7
1.61	Trustee	7
1.62	Year of Service	8
ARTICLE 2 PARTICIPATION		8
2.1	Participants	8
2.2	Leased Employees	9
ARTICLE 3 PLAN CONTRIBUTIONS		9
3.1	Employee Tax-deferred Contributions and Employee Roth Contributions	9
3.2	Employee After-tax Contributions	10
3.3	Employer Matching Contributions	11
3.4	Employer Profit Sharing Contributions	11
3.5	Supplemental Contributions	11
3.6	Election to Vary or Suspend Contributions	11
3.7	Automatic Suspension of and Limitation on Contributions	12
3.8	Payment of Contributions	12
3.9	Rollover Contributions	12
3.10	Transfers From Nonunion 401(k) Plan	13
ARTICLE 4 PARTICIPANTS’ ACCOUNTS; CREDITING AND ALLOCATION		13
4.1	Establishment of Participants’ Accounts	13
4.2	Crediting and Allocation of Contributions	13
4.3	Allocation of Employer Stock Dividends	14
4.4	Adjustment and Valuation of Investment Funds	14
4.5	Adjustment for Forfeitures	14
4.6	Allocation and Crediting of Supplemental Contributions	14

ARTICLE 5 THE TRUST FUND, INVESTMENT FUNDS AND INVESTMENT ELECTIONS		16
5.1	Trust Agreement	16
5.2	The Investment Funds	16
5.3	Investment Elections	16
5.4	Transfers Among Investment Funds	17
5.5	Administrative Rules	17
5.6	Purchase of AGL Stock	17
5.7	Voting and Tender of AGL Stock	18
ARTICLE 6 LIMITATION ON AMOUNT CREDITED TO PARTICIPANTS		18
6.1	Reduction of Contribution Rates	18
6.2	Limitations on Annual Additions	18
6.3	Limitations Under Code Section 402(g)	19
6.4	Code Section 401(k)(3) ADP Testing and Corrections	20
6.5	Code Section 401(m)(2) Testing	22
ARTICLE 7 VESTING		24
7.1	Employee Contributions	24
7.2	Employer Contributions	24
7.3	Vesting of Nicor 2010 Accounts	24
ARTICLE 8 DISTRIBUTIONS		25
8.1	Fully Vested Benefits	25
8.2	Benefits on Non-Vested Resignation or Dismissal	25
8.3	Restoration of Forfeitures	26
8.4	Manner of Payment	26
8.5	Order of Post-Termination Withdrawals From Accounts	26
8.6	Commencement of Benefits	27
8.7	Assets to be Distributed	28
8.8	Designation of Beneficiary	29
8.9	Application of Forfeitures	29
8.10	Distributions to Legally Incompetent Participants and Beneficiaries	30
8.11	Missing Participants or Beneficiaries	30
8.12	Spousal Consent	30
8.13	Distribution and Withdrawal Elections	31
8.14	Direct Rollover to an Eligible Retirement Plan	31
8.15	Transfers to Nonunion 401(k) Plan	32
ARTICLE 9 WITHDRAWALS AND LOANS		32
9.1	Pre-Termination Withdrawals From Employee After-tax Account	32
9.2	Hardship Withdrawals	32
9.3	Age 59½ Withdrawals	34
9.4	Loans	34
9.5	Order of Withdrawal From Investment Funds	36
9.6	No Make-up of Withdrawals	36

ARTICLE 10 ESOP PROVISIONS		36
10.1	Designation as an ESOP	36
10.2	Pass-Through Elections for Cash Dividends	36
10.3	Distributions and Withdrawals	37
10.4	Diversification	37
ARTICLE 11 THE COMMITTEE		37
11.1	Membership	37
11.2	Organization of Committee	37
11.3	Powers and Responsibility of the Committee	38
11.4	Records of Committee	39
11.5	Reporting and Disclosure	39
11.6	Construction of the Plan	40
11.7	Assistants and Advisers	40
11.8	Bonding	40
11.9	Indemnification	40
11.10	Information to be Furnished to Committee	41
11.11	Committee’s Decision Final	41
11.12	Interested Committee Member	41
ARTICLE 12 AMENDMENT AND TERMINATION		41
12.1	Amendment	41
12.2	Termination	41
12.3	Merger and Consolidation of Plan, Transfer of Plan Assets	42
12.4	Vesting and Distribution on Termination and Partial Termination	42
ARTICLE 13 MISCELLANEOUS		43
13.1	Interests Not Transferable	43
13.2	Applicable Laws	43
13.3	Form of Election	43
13.4	Gender and Number	43
13.5	Notices	43
13.6	Evidence	43
13.7	Participation Not Contract of Employment	43
13.8	Compliance with Veterans’ Laws	44
13.9	Absence of Guaranty	44

EXHIBIT 1		1-1

EXHIBIT 2		2-1

ARTICLE 1
DEFINITIONS
For purposes of the Plan, the following terms, when used with an initial capital letter, will have the meanings set forth below unless a different meaning plainly is required by the context.
1.1Account means, with respect to a Participant or beneficiary, the amount of money or other property in the Trust Fund, as evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or beneficiary. The Committee, as required by the terms of the Plan and otherwise as it deems necessary or desirable in its sole discretion, may establish and maintain separate subaccounts for each Participant and beneficiary.
1.2Accounting Date means each business day.
1.3ACP Tests means the tests required by Code Section 401(m)(2)(A), as described in Section 6.5.
1.4ADP Tests means the tests required by Code Section 401(k)(3)(A)(ii), as described in Section 6.4.
1.5Affiliate means, except as provided under Code Section 414(r), the Company and, as determined on any relevant date, any company, person or organization which, on such date, (A) is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code Section 414(c)) the Company, (C) is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; or (D) is required to be aggregated with the Company pursuant to regulations under Code Section 414(o).
1.6AGL Stock means the common stock of AGL Resources Inc.
1.7AGL Stock Fund means an Investment Fund that is invested primarily in shares of AGL Stock.
1.8Annual Additions means, for a Plan Year, the sum of the amounts described in Code Section 415(c)(2) and regulations thereunder.
1.9Balance means, with respect to any Account maintained in the name of a Participant, the aggregate of the balances in the Investment Funds held in such Account (or, as applicable, a subaccount) on any date of determination.
1.10Beneficiary means the person or persons to whom a deceased Participant’s benefits are payable upon his death pursuant to Section 8.8.

1.11Catch-up Contributions means the additional Employee Tax-deferred Contributions and Employee Roth Contributions that may be made pursuant to the terms of Section 3.1(c) by Participants who will have reached age 50 by the last day of a Plan Year.
1.12Code means the Internal Revenue Code of 1986, as amended.
1.13Committee means the committee designated to administer the Plan as provided in Article 11. The Committee will be the plan administrator, as that term is defined in Code Section 414(g). To the extent that no Committee has been appointed, the Company may serve as the Committee.
1.14Company means Northern Illinois Gas Company (doing business as Nicor Gas Company), and its successors that adopt the Plan.
1.15Compensation for any period means a Participant’s base pay, pay for vacation or other leaves of absence and workers’ compensation payments, in each case paid for such period by the Employers, prior to any reductions made in accordance with the provisions of Section 3.1, Code Section 132(f)(4), or Code Section 125 (including under any tax exempt premium plan in which the employee participates). For clarity, Compensation will exclude bonuses, overtime pay, pre-paid salary increase advances and lump sum raise payments. Compensation will not include any amounts paid following termination of the Participant’s employment with all Affiliates, except to the extent such amounts are paid in the Participant’s final paycheck and would otherwise be included in Compensation hereunder. Notwithstanding the foregoing, the annual compensation taken into account under the Plan for a Plan Year (or other applicable period) will not exceed the compensation limit under Code Section 401(a)(17) (as adjusted by the Secretary of the Treasury for cost of living increases); provided, for clarity, a Participant’s Employee Tax-deferred Contributions, Employee Roth Contributions and Employee After-Tax Contributions will be determined as a percentage of Compensation without excluding the amounts in excess of the limitation under Code Section 401(a)(17).
1.16Covered Employee means an Employee of the Employers who is a member of a group of Employees to which the Plan has been and continues to be extended through a currently effective collective bargaining agreement between his Employer and the collective bargaining representative of the group of Employees of which he is a member, other than:
(a)    individuals who are not classified by the Affiliates as Employees even if it is later determined (whether by judicial or administrative action or otherwise) that such individuals are or were common law employees of an Employer;
(b)    any Employee who is classified by the Affiliates as a temporary Employee and has completed less than one Year of Service; and
(c)    Leased Employees.
1.17Deferral Election means an affirmative or deemed election by an Employee to have an amount of the Compensation that would otherwise be payable to him for each pay period during the period in which the election is in effect reduced and contributed to the Plan as an Employee Tax-deferred Contribution and/or Employee Roth Contribution.
1.18Distributee means a Participant, a Participant’s surviving spouse, a Participant’s spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Code Section 414(p), or a nonspouse Beneficiary. For purposes of this definition, a Beneficiary does not include a Beneficiary that is not an individual, except a Beneficiary that is a trust, of which the beneficiaries are individuals or otherwise meet the requirements to be designated beneficiaries within the meaning of Code Section 401(a)(9)(E).
1.19Distribution Date means the date as of which distribution of a Participant’s benefits is processed under the Plan in accordance with the provisions of Section 8.6. The date as of which distribution of a Participant’s benefits is processed refers to the date established for such purpose by administrative practice, even if actual payment and/or processing is made at a later date due to delays in the valuation, administrative or any other procedure.
1.20Effective Date means January 1, 2014, the date that this restatement of the Plan generally will be effective; provided, any effective date specified herein for any provision (including on Exhibit 1), if different from the “Effective Date,” will control.
1.21Eligible Nonhighly Compensated Participant means, for purposes of allocating Supplemental Contributions for any Plan Year, a Participant who (i) is not a Highly Compensated Employee, and (ii) is taken into account in performing the tests described in Sections 6.4 and 6.5.
1.22Eligible Retirement Plan means any of the following that accepts the Distributee’s Eligible Rollover Distribution: (i) an individual retirement account described in Code Section 408(a), (ii) an individual retirement annuity described in Code Section 408(b), (iii) an annuity plan described in Code Section 403(a), (iv) a qualified trust described in Code Section 401(a), (v) an annuity contract described in Code Section 403(b), (vi) an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state and which agrees to separately account for amounts transferred into such plan from the Plan, or (vii) a Roth IRA described in Code Section 408A (subject to the applicable rules for such rollovers). The definition of Eligible Retirement Plan will also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p). In the case of an Eligible Rollover Distribution to a non-spouse Beneficiary, Eligible Retirement Plan will mean only an individual retirement account described in Code Section 408(a) or an individual retirement annuity described in Code Section 408(b).
1.23Eligible Rollover Distribution means any distribution of all or any portion of the Account of the Distributee, except that an Eligible Rollover Distribution does not include: (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under Code Section 401(a)(9); (iii) any distribution which is made upon hardship of the

Participant; or (iv) dividends on AGL Stock that are distributed to Participants or beneficiaries pursuant to Section 10.2. A portion of a distribution will not fail to be an Eligible Rollover Distribution merely because the portion consists of After-tax Employee Contributions which are not includible in gross income; provided, however, that such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), or to a qualified defined contribution plan described in Code Section 401(a), 403(a) or 403(b) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.
1.24Employee means any individual who is employed by an Affiliate (including officers, but excluding independent contractors and directors who are not officers or otherwise employees) and will include leased employees of an Affiliate within the meaning of Code Section 414(n).
1.25Employee After Tax Contributions means the amounts paid by an Employer to the Trust at the election of Participants on an after-tax basis, all pursuant to the terms of Section 3.2.
1.26Employee After Tax Account means the separate subaccount established and maintained on behalf of Participant or beneficiary to reflect his interest in the Trust Fund attributable to Employee After Tax Contributions.
1.27Employee Roth Contribution means the amount, if any, (i) by which the Compensation otherwise payable to a Participant by the Employer has been reduced pursuant to the terms of a Deferral Election, and (ii) which is designated irrevocably by the Participant at the time the Participant makes the Deferral Election as an Employee Roth Contribution.
1.28Employee Roth Account means the separate subaccount established and maintained on behalf of a Participant or beneficiary to reflect his interest in the Trust Fund attributable to Employee Roth Contributions.
1.29Employee Tax-deferred Contribution means the amount, if any, by which the Compensation otherwise payable to a Participant by an Employer has been reduced and contributed to the Plan on a pre-tax basis pursuant to the terms of a Participant’s Deferral Election.
1.30Employee Tax-deferred Account means the separate subaccount established and maintained on behalf of a Participant or beneficiary to reflect his interest in the Trust Fund attributable to Employee Tax-deferred Contributions.
1.31Employer or Employers means the Company and any Affiliate which, with the consent of the Company, adopts the Plan.
1.32Employer Matching Contributions means the amounts paid by the Employers to the Trust Fund as a match to Participants’ Employee Tax-deferred Contributions, Employee Roth Contributions and/or Employee After-tax Contributions, all pursuant to the terms of Section 3.3.

1.33Employer Matching Account means the separate subaccount established and maintained on behalf of a Participant or beneficiary to reflect his interest in the Trust Fund attributable to Employer Matching Contributions.
1.34Employer Profit Sharing Contributions means the amounts paid to the Trust Fund by each Employer pursuant to the terms of Section 3.4.
1.35ERISA means the Employee Retirement Income Security Act of 1974, as amended.
1.36ESOP means an employee stock ownership plan as defined in Code Section 4975(e)(7) and ERISA Section 407(d).
1.37Highly Compensated Employee means an Employee who:
(a)    was, at any time during the Plan Year or the preceding Plan Year, a 5-percent owner (as defined in Code Section 416) of an Affiliate; or
(b)    during the preceding Plan Year, received Section 415 Compensation in excess of $80,000 (indexed for cost-of-living adjustments under Code Section 415(d) as provided in Code Section 414(q)).
A former Employee of any Affiliate who was a Highly Compensated Employee when he separated from service with all Affiliates or at any time after reaching age 55 will be treated as a Highly Compensated Employee to the extent required under Code Section 414(q).
1.38Investment Fund or Funds means the investment funds established from time to time for investment of Plan assets pursuant to the terms of Section 5.2.
1.39Key Employee has the meaning set forth in Code Section 416(i).
1.40Leased Employee means an individual who, pursuant to one or more agreements between an Affiliate and one or more leasing organizations (within the meaning of Code Section 414(n)), provides services to the Affiliate, in a capacity other than as an Employee, on a substantially full-time basis for a period of at least one year, if such services are performed under the primary direction or control of an Affiliate.
1.41Loan Fund means an Investment Fund that consists only of loans to Participants in accordance with Section 9.4.
1.42Nicor 2010 Award means the amounts paid by the Employers to the Trust Fund with respect to the settlement of class action securities litigation brought against Nicor Inc. on July 22, 2002.
1.43Nicor 2010 Account means the separate subaccount established and maintained on behalf of a Participant or beneficiary to reflect his interest in the Trust Fund attributable to the Nicor 2010 Award, if any.

1.44Nonunion 401(k) Plan means the AGL Resources Inc. Retirement Savings Plus Plan, and any successor plan into which such plan is merged.
1.45One Year Break in Service means, with respect to any Employee or Participant, the 12-consecutive-month period commencing on the date of his termination of employment with the Affiliates if he is not reemployed by an Affiliate during that period. Notwithstanding the preceding sentence, solely for purposes of determining whether a One Year Break in Service has occurred, an Employee or Participant who is absent from service due to a maternity or paternity absence (as defined below) that extends beyond the first anniversary of the date such absence began will be deemed to have terminated employment with the Affiliates on the later of (i) the date he terminates employment with all Affiliates, or (ii) the second anniversary of the date on which such absence began. The term “maternity or paternity absence” means an Employee’s or Participant’s absence from work because of the pregnancy of the individual, the birth of a child of the individual, the placement of a child with the individual in connection with the adoption of a child by such individual, or for purposes of caring for the child by such person immediately following such birth or placement. The Committee may require the individual to furnish such information as the Committee considers necessary to establish that the individual’s absence was for one of the reasons specified above.
1.46Participant means any person who has been admitted to, and has not been removed from, participation in the Plan pursuant to the provisions of Article 2. The term “Participant” includes active participants and former Employees who have Accounts under the Plan.
1.47Plan means the Nicor Gas Thrift Plan, as contained herein, and all amendments hereto. The Plan is intended to be a profit sharing plan qualified under Code Sections 401(a) and 401(k). The AGL Stock Fund portion of the Plan is intended to be an employee stock ownership plan qualified under Code Section 4975(e)(7).
1.48Plan Year means the calendar year.
1.49Profit Sharing Account means the separate subaccount established and maintained on behalf of a Participant or beneficiary to reflect his interest in the Trust Fund attributable to Employer Profit Sharing Contributions.
1.50Profit Sharing Participant means each Participant who (A) is not eligible to accrue future benefits under the AGL Resources Inc. Retirement Plan or any other defined benefit pension plan maintained by the Affiliates, (B) is employed by an Employer on the last day of the Plan Year, (C) is a Covered Employee, and (D) has reached the first day of the first pay period with his or her Employer after completing at least one Year of Service.
1.51Related Defined Benefit Plan means any defined benefit plan (as defined in Code Section 415(k)) maintained by any Employer or Section 415 Affiliate.
1.52Related Defined Contribution Plan means any other defined contribution plan (as defined in Code Section 415(k)) maintained by any Employer or Section 415 Affiliate.

1.53Rollover Account means the separate subaccount established and maintained on behalf of an Employee, Participant or beneficiary to reflect his interest in the Trust Fund attributable to Rollover Contributions.
1.54Rollover Contribution means any eligible rollover distribution, as defined in Code Section 402(c)(4), to a Participant from an Eligible Retirement Plan, other than amounts attributable to after-tax employee contributions that are not directly rolled over from an employer plan, that is contributed as a rollover contribution to this Plan.
1.55Section 415 Affiliate means, except as provided under Code Section 414(r), the Company and, as determined on any relevant date, any company, person or organization which, on such date, (A) is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is the Company; (B) is a trade or business (whether or not incorporated) which controls, is controlled by or is under common control with (within the meaning of Code Section 414(c)) the Company, (C) is a member of an affiliated service group (as defined in Code Section 414(m)) which includes the Company; or (D) is required to be aggregated with the Company pursuant to regulations under Code Section 414(o), but all as modified by Code Section 415(h).
1.56Section 415 Compensation for any Plan Year means the Participant’s compensation as defined in Code Section 415(c)(3) and regulations thereunder, paid during that year for personal services actually rendered in the course of employment with any Section 415 Affiliate, including (to the extent permitted by Code Section 415(c)(3)) differential wage payments as described in Code Sections 414(u)(12)(A) and (D) and payments to a Participant who is permanently and totally disabled as defined in Code Section 22(e)(3). The Section 415 Compensation of any Participant for any Plan Year will not exceed $200,000 (adjusted in accordance with Code Section 401(a)(17)), taking into account any proration of such amount as may be required under applicable Treasury regulations where Section 415 Compensation is computed with respect to a period of less than a full year (other than on account of mid-year commencement or cessation of active participation in the Plan).
1.57Supplemental Contributions means the qualified nonelective contributions paid to the Trust Fund by each Employer pursuant to the terms of Section 3.5.
1.58Supplemental Account means the separate subaccount established and maintained on behalf of a Participant or beneficiary to reflect his interest in the Trust Fund attributable to Supplemental Contributions.
1.59Trust Agreement will mean the separate agreement(s) between a representative of the Plan and the Trustee governing the creation of the Trust Fund, and all amendments thereto.
1.60Trust Fund means the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement.
1.61Trustee means the party or parties designated as trustee(s) of the Plan’s assets pursuant to the Trust Agreement.

1.62Year of Service means, with respect to an Employee or Participant as of any date, the year or years and any portion thereof elapsed since his initial date of hire by an Affiliate, subject to the following:
(a)    An Employee’s or Participant’s number of Years of Service, and portion thereof, for the period prior to the Effective Date will be equal to his number of Years of Service, and any portion thereof, if any, determined under the provisions of the Plan as in effect on December 31, 2013.
(b)    If an Employee’s or Participant’s employment with the Affiliates is terminated and he incurs a One Year Break in Service, he will not be credited with service for the period after the date of his termination and before the date, if any, of his reemployment by any Affiliate.
(c)    For purposes of determining a Participant’s vested interest in his Account, if any, attributable to contributions made before the date he incurs five consecutive One Year Breaks in Service (or prior to the date he incurs a One Year Break in Service, if it is incurred before January 1, 1985), a Participant’s number of Years of Service accrued after such five consecutive One Year Breaks in Service (or, if the break in service was incurred before January 1, 1985, such One Year Break in Service) will be disregarded.

ARTICLE 2

PARTICIPATION
2.1Participants.
(a)Generally. Each Covered Employee who was a Participant in the Plan as of December 31, 2013, will continue as such on and after January 1, 2014, subject to the conditions and limitations of the Plan. Subject to the conditions and limitations of the Plan, each other Covered Employee will become a Participant in the Plan on the first day of the first pay period on which he has completed at least 4 months of service.
(b)Rehired Participants and Transfers. Notwithstanding subsection (a), if a Participant terminates employment with all Affiliates or ceases to be a Covered Employee, his active participation in the Plan will cease, and he again will become an active Participant as of the day he again becomes a Covered Employee. However, regardless of whether he again becomes an active Participant, he will continue to be a Participant until he no longer has an Account under the Plan, in which case:
(i)no contributions will be credited to his Account with respect to any period when he is not a Covered Employee; and
(ii)if the Participant has elected distribution of his Account in a lump sum, his Account will not be adjusted in accordance with the provisions of Section 4.4 after his Distribution Date.

2.2Leased Employees. A Leased Employee will be treated as if the services performed by him in such capacity were performed by him as an Affiliate which has not adopted the Plan; provided, however, that no such service will be credited:
(a)    for any period during which not more than 20% of the non-highly compensated workforce of the Affiliates consists of Leased Employees, and the Leased Employee is a Participant in a money purchase pension plan maintained by the leasing organization which (i) provides for a nonintegrated employer contribution of at least 10% of Compensation, (ii) provides for full and immediate vesting, and (iii) covers all employees of the leasing organization (beginning with the date they become employees), other than those employees excluded under Code Section 414(n)(5); or
(b)    for any other period unless the Leased Employee provides satisfactory evidence to the Affiliate that he meets all of the conditions of this Section and applicable law required for treatment as a Leased Employee.

ARTICLE 3
PLAN CONTRIBUTIONS
3.1Employee Tax-deferred Contributions and Employee Roth Contributions.
(a)Employee Tax-deferred Contributions. Subject to the following provisions of this Article and Article 6, each Employer will contribute to the Trustee, on behalf of each Participant for whom a Deferral Election that provides for Employee Tax-deferred Contributions is in effect as to any pay period, an Employee Tax-deferred Contribution. Employee Tax-deferred Contributions will be paid to the Trustee in accordance with Section 3.8.
(b)Employee Roth Contributions. Subject to the following provisions of this Article and Article 6, each Employer will contribute to the Trustee, on behalf of each Participant for whom a Deferral Election that provides for Employee Roth Contributions is in effect as to any pay period, an Employee Roth Contribution. Employee Roth Contributions will be paid to the Trustee in accordance with Section 3.8.
(c)Catch-up Contributions. Each Participant who is eligible to make Employee Tax-deferred Contributions and Employee Roth Contributions, and who will be at least age 50 before the close of the Plan Year, will be eligible to make Catch-up Contributions for such Plan Year, subject to this subsection, the limitations of Code Section 414(v), and the Committee’s rules. Catch-up Contributions may be made in the form of Employee Tax-deferred Contributions and/or Employee Roth Contributions, in accordance with the elections of an eligible Participant pursuant to a Deferral Election. Catch-up Contributions will not be taken into account in applying the limits of Code sections 401(a)(30) or 415(c) or the nondiscrimination test under Code section 401(k)(3)(A)(ii).
(d)Elections. Each Deferral Election may provide for reduction of a Participant’s Compensation by an amount that is not less than 1% and not more than the percentage established by the Committee from time to time. The Committee may establish different maximum percentages for Participants who are Highly Compensated Employees in order to satisfy nondiscrimination requirements under the Code as described in Section 6.4. Such amount will be contributed to the Trust on a pre-tax basis to the extent designated by the Participant in the Deferral Election as an Employee Tax-deferred Contribution, and on an after-tax basis to the extent designated by the Participant in the Deferral Election as an Employee Roth Contribution. The Committee, in its sole discretion, will prescribe the form of all Deferral Elections and may also prescribe such nondiscriminatory terms and conditions governing Deferral Elections as it deems appropriate. In the event that a Participant’s account under the Nonunion 401(k) Plan is transferred to this Plan pursuant to Section 3.10, the Participant will be deemed to have made an initial Deferral Election at the rates of contribution in effect under the Nonunion 401(k) Plan for such Participant immediately before such transfer.
(e)Automatic Enrollment.
(i)Generally. These provisions will apply to each Participant who is hired or rehired on or after January 1, 2010. Unless such a Participant affirmatively elects to receive cash or make a different contribution election in accordance with subsection (d), he will be deemed to have made a Deferral Election to make Employee Tax-deferred Contributions, at the automatic contribution rate set forth on Exhibit 2. The deemed Deferral Election will be effective (i) in the case of a temporary employee who changes to a position as a permanent Covered Employee, as soon as administratively feasible following the completion of 150 days of service in such permanent position; and (ii) in all other cases, as soon as administratively feasible following the 30th day after the Covered Employee becomes (or again becomes) a Participant.
(ii)Modification and Termination of Deemed Deferral Election. A Participant’s deemed Deferral Election will be effective for all subsequent paydays unless and until it is superseded by a subsequent election by the Participant as described in Section 3.6, or as required by Section 3.7; provided, a deemed Deferral Election may be suspended or otherwise changed in accordance with uniform rules established by the Committee. When the deemed Deferral Election ceases to be effective, the Participant will cease to be covered by this automatic contribution arrangement unless he terminates employment and is subsequently rehired as an Eligible Employee with a new or reinstated deemed Deferral Election.
3.2Employee After-tax Contributions. Subject to the following provisions of this Article and Article 6, a Participant may elect to contribute an Employee After-tax Contribution that is not less than 1%, and not more than the percentage established by the Committee from time to time, of his Compensation for a pay period to which the election applies. A Participant’s Employee After-tax Contributions, if any, will be made by regular payroll deductions from his Compensation and will be paid to the Trustee in accordance with Section 3.8. The Committee may establish different maximum percentages for Participants who are Highly Compensated Employees in order to satisfy nondiscrimination requirements under the Code as described in Section 6.5. The Committee, in its sole discretion, will prescribe the form of all elections under this Section and may also prescribe such nondiscriminatory terms and conditions governing such elections as it deems appropriate. In the event that a Participant’s account under the Nonunion 401(k) Plan is transferred to this Plan pursuant to Section 3.10, the Participant will be deemed to have made an initial election to make Employee After-tax Contributions at the rate of after-tax contributions in effect under the Nonunion 401(k) Plan for such Participant immediately before such transfer.
3.3Employer Matching Contributions. Subject to the following provisions of this Article and Article 6, each Employer will contribute to the Trustee, on behalf of each Participant for whom a Deferral Election is in effect for any pay period or who has elected to make Employee After-tax Contributions for a particular pay period, an Employer Matching Contribution, equal to 60% of that portion of the sum of:
(a)    the Employee Tax-deferred Contributions and Employee Roth Contributions made by the Employer on behalf of the Participant for that pay period, if any; plus
(b)    Employee After-tax Contributions, if any, made by the Participant for that pay period;
that does not exceed 6% of the Participant’s Compensation for that pay period from the Employer. Notwithstanding any other provision of the Plan, subject to the limits set forth in this Section, Employer Matching Contributions will first be made with respect to Employee Tax-deferred Contributions until exhausted, next with respect to Employee Roth Contributions until exhausted, and lastly with respect to Employee After-tax Contributions. Employer Matching Contributions will be paid to the Trustee in accordance with Section 3.8.
3.4Employer Profit Sharing Contributions.
(a)    Subject to the following provisions of this Article and Article 6, each Employer will make an Employer Profit Sharing Contribution to the Plan for each Plan Year in an amount, if any, determined by the Company in its sole discretion on behalf of each Profit Sharing Participant.
(b)    Employer Profit Sharing Contributions will be paid to the Trustee in accordance with Section 3.8 and will be allocated to the Accounts of Profit Sharing Participants in accordance with Section 4.2.
3.5Supplemental Contributions. To the extent and in such amounts as the Employers or the Committee, in their sole discretion, deem desirable for any Plan Year and subject to the requirements and limitations set forth in Article 6 of the Plan, each Employer will make a Supplemental Contribution for a Plan Year.
3.6Election to Vary or Suspend Contributions. A Participant may elect to have his Employer change the rate of Employee Tax-deferred Contributions and Employee Roth Contributions being made by that Employer on his behalf, or elect to change his Employee After-tax Contribution rate, in accordance with uniform rules established by the Committee. A Participant may elect to have his Employer suspend Employee Tax-deferred Contributions and Employee Roth Contributions being made by that Employer on his behalf, or may elect to suspend making his Employee After-tax Contributions, in accordance with uniform rules established by the Committee. Notwithstanding the foregoing provisions of this Section, no change to or suspension of contributions will be applied retroactively and all changes to elections (including suspensions of contributions) will be effective as soon as administratively feasible after elected by the Participant.
3.7Automatic Suspension of and Limitation on Contributions. Notwithstanding the other provisions of this Article, the provisions of the Plan requiring the contribution of Employee Tax-deferred Contributions and Employee Roth Contributions under a Deferral Election by a Participant, permitting a Participant to make Employee After-tax Contributions or requiring an Employer to make an Employer Matching Contribution or an Employer Profit Sharing Contribution on behalf of a Participant will not apply to the amount of any Employee Tax-deferred Contributions, Employee Roth Contributions, Employee After-tax Contributions, Employer Matching Contributions or Employer Profit Sharing Contributions otherwise payable to the Plan on behalf of a Participant which could not be credited to that Participant’s Account because of the provisions of Article 6.
3.8Payment of Contributions. An Employer that withholds Employee Tax-deferred Contributions, Employee Roth Contributions and Employee After-tax Contributions from a Participant’s Compensation will make best efforts to pay such contributions to the Trustee on the earliest date on which such contributions can reasonably be segregated from the Employer’s general assets, which date will be no later than the 15th business day of the month following the month in which such amounts would otherwise have been payable to the Participant, or such other date permitted by law. Each Employer will make best efforts to pay its Employer Matching Contributions and Employer Profit Sharing Contributions under the Plan for any Plan Year to the Trustee, without interest, no later than the time prescribed by law for filing the Employer’s federal income tax return, including any extensions thereof. Except as the Committee may otherwise determine, all contributions will be made in cash.
3.9Rollover Contributions.
(a)Generally. A Covered Employee may, with the consent of the Committee, make a Rollover Contribution to the Plan. The Committee or its designee may request from the Covered Employee such documents as it considers necessary or desirable to establish that the Rollover Contribution satisfies the requirements of the Plan and applicable law to be accepted as a Rollover Contribution to the Plan.
(b)Roth Rollover Contributions. A Participant may make a Rollover Contribution from another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1), only if it is a direct Rollover Contribution, and only to the extent that the rollover is permitted under the rules of Code Section 402(c). All Roth Rollover Contributions will be held in a separate subaccount under the Plan.
(c)After-Tax Rollover Contributions. To the extent that the Plan accepts a Rollover Contribution that includes amounts that would not be includible in the Participant’s gross income (determined without regard to Code Section 402(c)(1)), the Plan will separately account for the portion of such Rollover Contribution that would be includible in gross income and the portion of the Rollover Contribution which is not so includible.

3.10Transfers From Nonunion 401(k) Plan. If an Employee ceases to satisfy the eligibility requirements of the Nonunion 401(k) Plan because he is no longer employed as a member of a group of employees covered by the Nonunion 401(k) Plan, and the Employee:
(a)    continues to be employed or is reemployed by the Employers; and
(b)    becomes a Participant;
then his account balances, if any, under the Nonunion 401(k) Plan (subject to the terms of the Nonunion 401(k) Plan) will be transferred as soon as practicable thereafter to the corresponding accounts under the Plan and, for periods thereafter, he will cease to be a participant in the Nonunion 401(k) Plan and will be a Participant in this Plan, subject to the terms and conditions of the Plan.

ARTICLE 4

PARTICIPANTS’ ACCOUNTS; CREDITING AND ALLOCATION
4.1Establishment of Participants’ Accounts. To the extent appropriate, the Committee will establish and maintain, on behalf of each Participant and beneficiary, an Account which will be divided into segregated subaccounts. The subaccounts will include Employee Tax-deferred, Employee Roth, Employee After-tax, Rollover (which may be subdivided into a Pre-tax Rollover Account, a Roth Rollover Account and an After-tax Rollover Account pursuant to the separate accounting provisions of Section 3.9), Employer Matching (which may be subdivided into a subaccount attributable to Employer Matching Contributions made with respect to Employee Tax-deferred Contributions and Employee Roth Contributions, and a separate subaccount attributable to Employer Matching Contributions made with respect to Employee After-tax Contributions), Supplemental, Nicor 2010, and Profit Sharing Accounts, and such other subaccounts as the Committee deems appropriate or helpful. Each Account will be credited with contributions allocated to such Account, generally will be credited with income or debited for losses on investments derived from the assets of such Accounts, and will be debited for any distributions from such Account. Each Account of a Participant or beneficiary will be maintained until the value thereof has been distributed to or on behalf of such Participant or beneficiary.
4.2Crediting and Allocation of Contributions.
(a)Allocation of Employee Contributions and Matching Contributions. Employee Tax-deferred Contributions, Employee Roth Contributions, Employee After-tax Contributions, Employer Matching Contributions, and Rollover Contributions on behalf of a Participant for any period will be credited to that Participant’s appropriate Accounts.
(b)Profit Sharing Contributions. As of the last day of each Plan Year, the Employer Profit Sharing Contributions of each Employer for that Plan Year will be allocated among and credited to the Profit Sharing Accounts of Profit Sharing Participants, pro rata based on the Compensation paid to them from the Employer for that Plan Year; provided, however, that only Compensation earned while the Participant is a Profit Sharing Participant will be considered with respect to such allocation of Employer Profit Sharing Contributions.
(c)Timing of Allocation. For purposes of this Article, all Employer contributions for any Plan Year which are made after the close of the Plan Year will be considered to have been made on the last day of that Plan Year regardless of when paid to the Trustee; provided, however, that in no event will any contributions share in trust earnings until actually credited to a Participant’s Account.
4.3Allocation of Employer Stock Dividends. As of any Accounting Date which is also a dividend payment date with respect to AGL Stock, cash dividends and/or shares of AGL Stock received by the Trustee as a result of a stock split or stock dividend will be allocated among and credited to the Accounts of Participants whose accounts were invested in the AGL Stock Fund as of the dividend record date to which the dividend payment date relates, pro rata based on the number of shares of AGL Stock held in the AGL Stock Fund as of the dividend record date. All cash dividends on AGL Stock with respect to which Participants have not elected a cash distribution pursuant to Article 10 will be used by the Trustee to purchase shares of AGL Stock and reinvested in the applicable Participants’ Accounts. All non-cash AGL Stock dividends will be reinvested in the applicable Participants’ Accounts.
4.4Adjustment and Valuation of Investment Funds. The value of any investment held under or distributed from the Plan as of any date will be the fair market value (as determined by the Trustee) of the investment on that date, or as of the most recent prior date on which it was valued by the Trustee. The Trustee will value an investment held under the Plan in accordance with rules established by it provided that all investments under the Plan on the last business day of each Plan Year will be valued by the Trustee as of that date. The amount of any withdrawal from the AGL Stock Fund will be determined on the basis of the fair market value of the shares of AGL Stock on the date the withdrawal is processed.
4.5Adjustment for Forfeitures. The balance in any Account that is forfeited by a Participant in accordance with Section 8.2 will be removed from the Participant’s Account as of the date that the forfeiture occurs.
4.6Allocation and Crediting of Supplemental Contributions.
(a)General Provision. As of the last day of each Plan Year for which the Employers make (or are deemed to have made) Supplemental Contributions, each Eligible Nonhighly Compensated Participant who is eligible to receive an allocation of Supplemental Contributions for such Plan Year (pursuant to the terms of subsection (b), (c), (d) or (e) hereof, whichever is applicable) will have allocated and credited to his Supplemental Account a portion of the Supplemental Contributions made for such Plan Year by the Employers. The Committee will cause a portion of such Supplemental Contributions to be allocated to the Supplemental Account of each such Participant in accordance with the terms of subsection (b), (c), (d) or (e) hereof, whichever is applicable. Any Supplemental Contribution made to correct a failure to satisfy the ADP Tests will be separate from any Supplemental Contribution made to correct a failure to satisfy the ACP Tests. Each such separate Supplemental Contribution may be allocated pursuant to the terms of subsections (b), (c), (d) or (e) hereof and will be separately subject to any limitations set forth in those subsections (including, but not limited to, the 5% maximum set forth in subsection (d) hereof).
(b)Per Capita Supplemental Contributions. To the extent that the Employers and/or Committee designates all or any portion of the Supplemental Contributions for a Plan Year as “Per Capita Supplemental Contributions,” such Contributions will be allocated to the Supplemental Accounts of all Eligible Nonhighly Compensated Participants, on a per capita basis (that is, the same dollar amount will be allocated to the Supplemental Account of each Eligible Nonhighly Compensated Participant).
(c)Proportional Supplemental Contributions. To the extent that the Employers and/or Committee designates all or any portion of the Supplemental Contributions for a Plan Year as “Proportional Supplemental Contributions,” such Contributions will be allocated to the Supplemental Account of each Eligible Nonhighly Compensated Participant, in the same proportion that (i) the Section 415 Compensation of such Participant for such Plan Year bears to (ii) the total Section 415 Compensation of all such Participants for such Plan Year.
(d)Targeted Supplemental Contributions. To the extent that the Employers and/or Committee designates all or any portion of the Supplemental Contributions for a Plan Year as “Targeted Supplemental Contributions,” such Contributions will be allocated to the Supplemental Account of some or all Eligible Nonhighly Compensated Participants, (i) beginning with such Eligible Nonhighly Compensated Participant(s) who have the lowest Section 415 Compensation until (A) such Eligible Nonhighly Compensated Participant(s) reach their annual addition limits (as described in Section 6.2), (B) to the extent that such Targeted Supplemental Contributions are designated by the Committee as being used solely to satisfy the ADP Tests and/or ACP Tests, such Eligible Nonhighly Compensated Participant(s) are allocated a Supplemental Contribution equal to 5% of their Compensation, or (C) the amount of the Supplemental Contributions is fully allocated, and then (ii) continuing with successive individuals or groups of such Eligible Nonhighly Compensated Participants in the same manner until the amount of the Targeted Supplemental Contributions is fully allocated.
(e)Supplemental Matching Contributions. To the extent that the Employers and/or Committee designates all or any portion of the Supplemental Contributions for a Plan Year as “Supplemental Matching Contributions,” such contributions will be allocated to the Supplemental Account of each Eligible Nonhighly Compensated Participant, in the same proportion that (i) such Eligible Nonhighly Compensated Participant’s Plan Year Employee Tax-deferred and Employee Roth Contributions that do not exceed the maximum amount of Employee Tax-deferred and Employee Roth Contributions taken into account in determining Matching Contributions for such Plan Year bears to (ii) the total of all Eligible Nonhighly Compensated Participants’ Plan Year Employee Tax-deferred and Employee Roth Contributions (calculated by taking into account for such Eligible Nonhighly Compensated Participants only the maximum amount of Employee Tax-deferred and Employee Roth Contributions taken into account in determining Matching Contributions for such Plan Year).

ARTICLE 5
THE TRUST FUND, INVESTMENT FUNDS
AND INVESTMENT ELECTIONS
5.1Trust Agreement. The amounts contributed by the Employers and Participants under the Plan will be held and invested until distributed by the Trustee acting under a trust which forms a part of the Plan. The terms of the trust are set forth in the Trust Agreement. The provisions of and benefits under the Plan are subject to the terms and provisions of the Trust Agreement. The Trustee may be appointed or removed at any time by the Board of Directors of the Company, or by other procedure provided in the Trust Agreement.
5.2The Investment Funds. The Committee may, from time to time, cause one or more Investment Funds to be established under the Trust for the investment of Participants’ Accounts. The Investment Funds of the Plan will include:
(a)    a Loan Fund; and
(b)    an AGL Stock Fund.
The Committee may, from time to time, eliminate, close or add Investment Funds or may make any changes to Investment Funds as it deems appropriate, subject to the requirement that the Plan’s Investment Funds include an AGL Stock Fund. In addition, the Committee may prescribe such rules as it deems appropriate for the orderly transfer of amounts invested in a discontinued Investment Fund to any one or more other funds then maintained under the Plan or to redirect any Participant’s investment election to another Investment Fund in the event the Participant fails to update his investment elections after a fund was closed to new investments. Pending more permanent investment of available funds, or to accommodate cash flow needs, the Trustee may retain any reasonable portion of an Investment Fund in cash, short-term government obligations or commercial paper. Investment Funds may be established and maintained for any limited purpose(s) the Committee may direct (for example, for the investment of certain specified Accounts transferred from a predecessor plan), and subject to any restrictions related to such purpose(s) that the Committee may determine.
5.3Investment Elections. Contributions made with respect to any Participant and amounts transferred to the Plan from the Nonunion 401(k) Plan on behalf of any Participant will be invested in accordance with the following provisions of this Section:
(a)Employee Contributions and Profit Sharing Contributions. Each Participant may prospectively specify separately the percentages (in multiples of 1% or such other amount specified from time to time by the Committee) of his Employee Tax-deferred Contributions, Employee After-tax Contributions and Employer Profit Sharing Contributions that are to be invested in each of the Investment Funds. A Participant’s Employee Roth Contributions will be invested in the Investment Funds in the same manner as are his Employee Tax-deferred Contributions.
(b)Matching Contributions. The Employer Matching Contributions that are made with respect to a Participant’s Employee Tax-deferred Contributions and Employee Roth

Contributions will be invested in the Investment Funds in the same manner as are his Employee Tax-deferred Contributions. The Employer Matching Contributions that are made with respect to a Participant’s Employee After-tax Contributions will be invested in the Investment Funds in the same proportions as are his Employee After-tax Contributions.
(c)Changes to Investment Direction. A Participant may prospectively change his investment direction effective as of such dates as may be permitted by the Committee, but at least once per calendar quarter.
(d)Transfers from Nonunion 401(k) Plan. Amounts transferred to the Plan from the Nonunion 401(k) Plan will be invested in the same Investment Funds, in the same proportion, as such amounts were invested under the Nonunion 401(k) Plan immediately prior to the transfer, to the extent such investment funds apply under the Plan. To the extent that the investment funds under the Nonunion 401(k) Plan are not the same as the Investment Funds for the Plan, the Participant may specify the percentages (in multiples of 1%) of the transferring amounts to be invested in each of the Investment Funds.
(e)Rollover Contributions. A Participant who elects to make a Rollover Contribution to the Plan may specify the percentage (in multiples of 1%) of his Rollover Contributions that are to be invested in each of the Investment Funds.
(f)Default Investment. During any period for which no direction as to the investment of a Participant’s contributions or transferring amounts is on file with the Committee, contributions by him or on his behalf under the Plan or amounts transferring on his behalf to the Plan will be invested in an Investment Fund specified by the Committee.
(g)Amounts not Held in Participant Accounts. Any amount held in the forfeiture account or a suspense account will be invested in an Investment Fund specified by the Committee.
5.4Transfers Among Investment Funds. A Participant or beneficiary may transfer his Accounts between or among Investment Funds by giving such notice to the Trustee as the Committee requires, directing that all or a portion of the value of his Accounts attributable to a particular Investment Fund be transferred to any of the other available Investment Funds.
5.5Administrative Rules. Participant elections pursuant to this Article will be made in accordance with uniform and nondiscriminatory rules established from time to time by the Committee and will be subject to such restrictions as the Committee may impose from time to time to comply with the provisions of applicable law.
5.6Purchase of AGL Stock. The Trustee may purchase shares of AGL Stock in the open market, through a dividend reinvestment plan or by private purchase; provided, however, that no private purchase of shares of AGL Stock will be made at a price that is greater per share than the last preceding sale price for shares of AGL Stock as reported on the New York Stock Exchange Composite Index.

5.7Voting and Tender of AGL Stock. To the extent consistent with the Trustee’s fiduciary obligations under ERISA, the AGL Stock held in the AGL Stock Fund will be voted and tendered by the Trustee as follows:
(a)Voting. Within a reasonable time before each annual or special meeting of shareholders of AGL Resources Inc., the Company will cause to be provided to each Participant whose Account is invested in the AGL Stock Fund a copy of the proxy soliciting material for the meeting, together with a form requesting instructions to the Trustee as to how to vote the number of whole shares of AGL Stock credited to such Participant’s Account. The voting instructions received by the Trustee will be held by it in confidence. Upon timely receipt of voting instructions, the Trustee will vote the shares of AGL Stock for which it receives voting instructions in accordance with such instructions. Any shares for which the Trustee does not receive timely voting instructions will be voted pro rata as it votes shares with respect to which it has received voting instructions, unless the Trustee determines that to do so would be inconsistent with Title I of ERISA.
(b)Tender. Upon commencement of a tender offer for any AGL Stock, the Company will cause to be provided to each Participant whose Account is invested in the AGL Stock Fund a copy of the tender offer material, together with a form requesting instructions to the Trustee as to whether to tender the number of whole shares of AGL Stock credited to such Participant’s Account. Upon timely receipt of tender instructions, the Trustee will tender or not tender shares of AGL Stock as directed by the Participant. Except as otherwise required by law, the Trustee will not tender shares of AGL Stock for which it does not receive timely direction to tender. Participants will not be limited as to the number of directions to tender or withdraw that may be given to the Trustee. To the extent possible, the Trustee will combine fractional shares of AGL Stock in the Accounts of Participants or beneficiaries and any unallocated whole shares of AGL Stock, and will tender such fractional shares and unallocated whole shares of AGL Stock in the same proportion as the whole shares of AGL Stock which are tendered by the tendering Participants or beneficiaries.
ARTICLE 6
LIMITATION ON AMOUNT CREDITED TO PARTICIPANTS
6.1Reduction of Contribution Rates. To conform the operation of the Plan to the requirements of Code sections 401(a)(4), 401(k)(3), 401(m)(2), 402(g) and 415(c), the Committee may unilaterally modify or revoke any Deferral Election or election to make Employee After-tax Contributions made by any person, may limit the amount of contributions that may be made by or on behalf of any Participant pursuant to Article 3 or may reduce (to zero if necessary) the level of Employer Matching Contributions or Employer Profit Sharing Contributions to be made on behalf of any Participant under the Plan.
6.2Limitations on Annual Additions.
(a)Generally. Notwithstanding any other provision of the Plan other than the provisions of this Article, a Participant’s Annual Additions for any Plan Year will not exceed an amount equal to the lesser of:

(i)$40,000 (as adjusted for each Plan Year to take into account any applicable cost-of-living adjustment for that year provided by the Secretary of the Treasury under section 415(d) of the Code); or
(ii)100% of the Participant’s Section 415 Compensation for that Plan Year.
(b)Participation in Multiple Plans. During any Plan Year in which a Participant is also a participant in any Related Defined Contribution Plan, to the extent needed to satisfy the Code Section 415 limits, the Participant’s Annual Additions will be reduced under the plan in which the Employee has the highest account balance as of December 31 of the Plan Year.
(c)Corrections of Excess Annual Additions. In the event that a Participant’s Annual Additions for any Plan Year would otherwise exceed the limitations imposed by Code Section 415(c), corrections will be made in conformance with the Employee Plans Compliance Resolution System (or any successor thereto).
(d)Incorporation of 415 Rules By Reference. The limitations in this Section are intended to comply with the provisions of Code Section 415 and, to the extent not included herein, Code Section 415 and the applicable regulations are hereby incorporated by reference, so that the maximum benefits permitted under plans of the Affiliates will be exactly equal to the maximum amounts allowed under Code Section 415 and the regulations thereunder.
6.3Limitations Under Code Section 402(g).
(a)Generally. In no event will the Employee Tax-deferred Contributions and Employee Roth Contributions made with respect to a Participant for any taxable year under the Plan (together with any elective deferrals, as defined in section 402(g)(3) of the Code, made with respect to the Participant for that year under any other plan maintained by an Affiliate) exceed $17,500 or such other amount as may be permitted for that year under section 402(g) of the Code.
(b)Participation in Multiple Plans. If, during any taxable year, a Participant is also a participant in another cash or deferred arrangement and his elective deferrals under such other arrangement, together with his Employee Tax-deferred Contributions and Employee Roth Contributions, exceed the maximum amount permitted for that year under Code Section 402(g), the Participant, not later than March 1 following the close of such taxable year, may request the Committee to distribute all or a portion of such excess to him, with the income (or losses) allocable thereto for the period through the earlier of (a) the date of distribution or (b) the end of the Plan Year in which the excess deferrals were made (determined in accordance with Treas. Reg. § 1.402(g)-1(d)(5)). Such distribution will be made not later than April 15th following the close of such taxable year. The Committee may demand adequate proof of the existence of such excess. In addition, if the applicable limitation for a Plan Year happens to be exceeded with respect to this Plan alone, or this Plan and one or more other plans of the Affiliates, the Committee will direct such excess Employee Tax-deferred Contributions and Employee Roth Contributions (with allocable income or loss, as described above) to be distributed to the Participant as soon as practicable after the Committee is notified of the excess deferrals by the Company, an Employer or the Participant, or otherwise discovers the error (but not later than the April 15 following the close of the Participant’s taxable year).
(c)Source of Distribution. Any excess amount distributed under this Section will first reduce the Participant’s Employee Tax-deferred Contributions until exhausted, and then his Employee Roth Contributions, until the total excess amount (including any allowable income or loss, as described above) is distributed to the Participant.
(d)Coordination With Other Limits. Notwithstanding the foregoing provisions of this Section, the dollar amount of any distribution due hereunder will be reduced by the dollar amount of any Employee Tax-deferred Contributions and Employee Roth Contributions previously distributed to the same Participant pursuant to Section 6.4; provided, however, that for purposes of Sections 6.2 and 6.4, the correction under this Section will be deemed to have occurred before the correction under Section 6.4. Amounts distributed in accordance with this Section will not be treated as Annual Additions.
6.4Code Section 401(k)(3) ADP Testing and Corrections. The difference between (i) the average of the Deferral Percentages (as defined below) of each eligible Highly Compensated Employee for the Plan Year (referred to in this Section as the “Highly Compensated Group Deferral Percentage”), and (ii) the average of the Deferral Percentages for the Plan Year of each eligible Employee who was not a Highly Compensated Employee for such Plan Year (referred to in this Section as the “Non-highly Compensated Group Deferral Percentage”) will satisfy one of the ADP Tests set forth in Code Section 401(k)(3)(A)(ii) based on the current year testing method. Application of this Section will be consistent with the provisions of Code Section 401(k)(3) and the regulations thereunder. The provisions of this Section will be deemed to be satisfied for any Plan Year if the requirements of Code Section 401(k)(12) are satisfied.
(a)Determination of Deferral Percentage. The “Deferral Percentage” for any eligible Employee for a Plan Year will be determined by dividing (A) the amount of the Employee Tax-deferred Contributions and Employee Roth Contributions plus, to the extent determined by the Committee, Supplemental Contributions, made with respect to the Participant for such year, by (B) his Section 415 Compensation for the year, subject to the following special rules:
(i)the Deferral Percentage of an eligible Employee who makes no Employee Tax-deferred Contributions or Employee Roth Contributions for the year will be counted as zero;
(ii)the Deferral Percentage for any eligible Highly Compensated Employee who is eligible to make elective deferrals under one or more other plans maintained by an Affiliate for a plan year of such other plan that ends with or within the same calendar year as the Plan Year (other than a plan or arrangement subject to mandatory disaggregation under applicable Treasury regulations) will be determined as if all such elective deferrals were made on his behalf under the Plan, other than any elective deferrals made under a plan designed to satisfy the safe harbor rules of Code Section 401(k)(12);

(iii)excess Employee Tax-deferred Contributions and Employee Roth Contributions distributed to a Participant under Section 6.3 will be counted in determining such Participant’s Deferral Percentage, except in the case of a distribution to a Participant that is not a Highly-Compensated Employee required to comply with Code Section 401(a)(30); and
(iv)in the event that this Plan satisfies the requirements of Code Sections 401(k), 401(a)(4), or 410(b) only if aggregated with one or more other plans having the same plan year, or if one or more other plans having the same plan year as this Plan satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section will be applied as if all such plans were a single plan.
(b)Correction of Section 401(k) Excess. In the event that the Highly Compensated Group Deferral Percentage does not initially satisfy the ADP Tests, the Committee will cause the Contributions for such Plan Year to be adjusted in accordance with one or a combination of the following options:
(i)The Committee may cause the Employers to make, with respect to such Plan Year, Supplemental Contributions on behalf of, and allocable to, the Participants described in Section 4.6 with respect to such Plan Year pursuant to one of the methods described in Section 4.6.
(ii)The Committee may direct the Trustee to distribute the Excess Contributions (as described below), together with the income allocable thereto (determined in accordance with Treas. Reg. §1.401(k)-2(b)(2)(iv) through the earlier of (i) the date of distribution or (ii) the end of the Plan Year in which the excess contributions were made), to the appropriate Highly Compensated Employees in accordance with the following:
(A)The total dollar amount of Excess Contributions distributed will be the amount necessary to cause the Highly Compensated Group Deferral Percentage for the Plan Year satisfies one of the ADP Tests (after application of any Supplemental Contributions under subsection (i)).
(B)The Excess Contributions to be distributed with respect to any Highly Compensated Employee for any Plan Year will be determined using a leveling method, under which the amount of the elective deferrals of each Highly Compensated Employee is reduced, in a series in the order of the amount of their respective elective deferrals beginning with the highest, to the extent necessary to cause the amount of the Highly Compensated Employee’s elective deferrals to equal the amount of the elective deferrals of the Highly Compensated Employee with the next highest amount of elective deferrals or, if less, to cause the full amount of excess contributions to be distributed.
(C)The amount of excess contributions to be distributed with respect to any Participant pursuant to this Section for any Plan Year will be reduced by the amount of any Employee Tax-deferred Contributions and

Employee Roth Contributions previously distributed to the Participant for such Plan Year pursuant to Section 6.3.
(D)The Committee will make any distributions required by this Section after the close of the Plan Year for which the excess contributions were made and no later than the close of the Plan Year following the Plan Year for which the excess contributions were made.
6.5Code Section 401(m)(2) Testing. For any Plan Year, the difference between (i) the average of the Contribution Percentages (as defined below) of each eligible Highly Compensated Employee for the Plan Year (referred to in this Section as the “Highly Compensated Group Contribution Percentage”), and (ii) the average of the Contribution Percentages for the Plan Year of each eligible Employee who was not a Highly Compensated Employee for such Plan Year (referred to in this Section as the “Non-highly Compensated Group Contribution Percentage”) will satisfy one of the ACP Tests set forth in Code Section 401(m)(2)(A) based on the current year testing method. Application of the provisions of this Section will be consistent with the provisions of Code Section 401(m) and the regulations thereunder. The provisions of this Section will be deemed to be satisfied with respect to Employer Matching Contributions (and such contributions will not be taken into account for purposes of applying the foregoing provisions of this Section) for any Plan Year if the requirements of Code Section 401(m)(11) are satisfied.
(a)Determination of Contribution Percentages. The “Contribution Percentage” for any eligible Employee for a Plan Year will be determined by dividing (A) the sum of his Employee After-tax Contributions and the Employer Matching Contributions plus, to the extent determined by the Committee, Supplemental Contributions, made for him for the year by (B) his Section 415 Compensation for the year, subject to the following special rules:
(i)the Contribution Percentage of each eligible Employee with respect to whom no Employee After-tax Contributions, Employer Matching Contributions and Supplemental Contributions that are taken into account under this Section are made for the year will be counted as zero;
(ii)the Contribution Percentage for any eligible Highly Compensated Employee who is eligible to participate in one or more other qualified plans maintained by an Affiliate under which Employee After-tax Contributions or Employer Matching Contributions may be made by or for him will be determined as if all such contributions were made by or for him under the Plan, other than any Employee After-tax Contributions or Employer Matching Contribution made under a plan designed to satisfy the safe harbor rules of Code Section 401(m)(11); and
(iii)in the event that this Plan satisfies the requirements of Code Sections 401(m), 401(a)(4), or 410(b) only if aggregated with one or more other plans having the same plan year, or if one or more other plans having the same plan year as this Plan satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section will be applied as if all such plans were a single plan.

(b)Correction Through Supplemental Contributions. In the event that the Highly Compensated Group Contribution Percentage does not satisfy one of the ACP Tests for a Plan Year, the Committee may cause the Employers to make, with respect to such Plan Year, Supplemental Contributions with respect to such Plan Year, in the minimum amount necessary to satisfy one of the ACP Tests. Such Supplemental Contributions will be allocated among Participants in a manner consistent with Section 4.6.
(c)Correction of Section 401(m) Excess. In the event that the Highly Compensated Group Contribution Percentage for any Plan Year does not satisfy the ACP Tests, and the ACP Tests are not corrected through Supplemental Contributions as provided in subsection (b), the Committee may cause the contributions taken into account with respect to Highly Compensated Employees under such failed ACP Tests to be reduced by an amount necessary to satisfy one of the ACP Tests (the “Excess Aggregate Contributions”). The Committee will distribute the Excess Aggregate Contributions, together with the income allocable thereto (determined in accordance with Treas. Reg. §1.401(m)-2(b)(2)(iv)) through the earlier of (i) the date of distribution or (ii) the end of the Plan Year in which the Excess Aggregate Contributions were made), to the appropriate Highly Compensated Employees in accordance with the following:
(i)The Excess Aggregate Contributions to be distributed with respect to any Highly Compensated Employee for any Plan Year will be determined using a leveling method under which the amount of the Employee After-tax Contributions and Employer Matching Contributions for each Highly Compensated Employee are reduced, in a series in the order of the amount of the sum of their respective Employee After-tax Contributions and Employer Matching Contributions, beginning with the Participant with the highest contributions, to the extent necessary to cause the amount of the Highly Compensated Employee’s Employee After-tax Contributions and Employer Matching Contributions to equal the sum of the Employee After-tax Contributions and Employer Matching Contributions of the Highly Compensated Employee with the next highest amount of Employee After-tax Contributions and Employer Matching Contributions, or, if less, to cause the Highly Compensated Group Contribution Percentage to satisfy one of the ACP Tests.
(ii)Any distribution required by this Section will be made first from Employee After-tax Contributions for which no Employer Matching Contribution has been made and then, if necessary, from a proportionate share of Employee After-tax Contributions and the Employer Matching Contributions attributable thereto.
(iii)Notwithstanding the foregoing provisions of this Section, any Excess Aggregate Contributions that are attributable to Employer Matching Contributions (and the income allocable thereto) which are not vested on the last day of the Plan Year for which such contributions were made will be forfeited and treated in the same manner as any other forfeiture under the Plan.
(iv)The Committee will make any distribution (or forfeiture) required by this Section after the close of the Plan Year for which the Excess Aggregate Contributions were made and no later than the close of the Plan Year following the Plan

Year for which such Excess Aggregate Contributions were made. The provisions of this Section will be deemed to be satisfied with respect to Employer Matching Contributions (and such contributions will not be taken into account for purposes of applying the foregoing provisions of this Section) for any Plan Year if the requirements of section 401(m)(11) of the Code are satisfied.
ARTICLE 7
VESTING
7.1Employee Contributions. All Participants will at all times be fully vested in their Employee Tax-deferred, Employee Roth, Employee After-tax and Rollover Accounts, and amounts from similar sources that are transferred from the Nonunion 401(k) Plan or another plan.
7.2Employer Contributions.
(a)Vesting Schedule. Except as otherwise provided in this Article, the Employer Matching Account and Profit Sharing Account of a Participant will vest in accordance with the following vesting schedule, based on the total of the Participant’s Years of Service:

Years of Service Completed by Participant	Vested Percentage of Participant’s Employer Matching Account and Employer Profit Sharing Account
Less than 3 Years	0%
3 Years or more	100%
(b)Vesting Upon Attainment of Normal Retirement Age, Death or Disability. Notwithstanding the provisions of subsection (a), a Participant’s Employer Matching Account and Profit Sharing Account will become 100% vested and nonforfeitable upon the occurrence of any of the following events while the Participant is an Employee:
(i)The Participant’s death (including his death while performing qualified military service, as required under Code Section 401(a)(37).
(ii)The Participant’s reaching age 65; or
(iii)The Participant’s becoming Disabled. For this purpose, Disability means the Participant is determined eligible to receive long term disability benefits from the Employer’s long term disability plan (or if no such plan exists, determined by the Committee to meet the definition of disability under the long term disability plan of AGL Resources Inc.).
7.3Vesting of Nicor 2010 Accounts. All Participants will at all times be fully vested in their Nicor 2010 Accounts.

ARTICLE 8
DISTRIBUTIONS
8.1Fully Vested Benefits. Subject to the provisions of Section 8.6, if a Participant severs from employment with all Affiliates after becoming fully vested, the Balance of his Account on his Distribution Date, determined after all adjustments then required under the Plan have been made (including adjustments for any outstanding loan balances), will be distributed in one of the methods described in Section 8.4 to or for the benefit of the Participant, or, in the event of his death, to or for the benefit of his Beneficiary.
8.2Benefits on Non-Vested Resignation or Dismissal. Subject to the following provisions of this Section and Section 8.6, if a Participant severs from employment with all Affiliates before becoming fully vested, his Account Balances will be treated as follows:
(a)Distribution of Fully Vested Subaccounts. The vested Balances in a Participant’s Account at his Distribution Date (after all adjustments then required under the Plan have been made, including adjustments for any loan balances), will be distributed, in the method described in Section 8.4, to him or for his benefit or, in the event of his death after termination of employment, to or for the benefit of his Beneficiary, as soon as practicable after his Distribution Date.
(b)Unvested Employer Contribution Subaccounts. The unvested Balance in the Participant’s Employer Matching and Profit Sharing Accounts will be forfeited in accordance with the following:
(i)if the Participant receives a distribution (or deemed distribution as described below) of his vested Account Balances coincident with or after his date of termination of employment and prior to the date on which he incurs five consecutive One Year Breaks in Service, then, as of the Accounting Date coincident with or next following the date on which the vested portion of his Accounts are distributed to him, his entire Balance in his Employer Matching and Profit Sharing Accounts (as adjusted through such Accounting Date in accordance with the provisions of Section 4.4) will be forfeited; and
(ii)if the Participant has not received a distribution (or deemed distribution as described below) of his vested Account Balances as of the date on which he incurs five consecutive One Year Breaks in Service, the balance in his Employer Matching and Profit Sharing Accounts (as adjusted in accordance with the terms of the Plan through the date on which he incurs five consecutive One Year Breaks in Service) will be forfeited as of the date on which he incurs such five consecutive One Year Breaks in Service.
For purposes of this subsection (b), if the value of the vested portion of the Participant’s Account is zero, the Participant will be deemed to have received a distribution of the vested portion of his Account.

8.3Restoration of Forfeitures. If a Participant with respect to whom a forfeiture occurred pursuant to Section 8.2(b) due to the distribution of the vested portion of the Participant’s Account, including any deemed distribution, returns to the employ of an Affiliate prior to incurring five consecutive One Year Breaks in Service, the amount that was forfeited in accordance with Section 8.2(b) (determined without adjustment for earnings and losses after the forfeiture occurred but including earnings and losses allocated to his Account prior to the date of the forfeiture and that were included in the amount forfeited under Section 8.2(b)) will be contributed by the Employers to the extent that those Employers were previously credited with the forfeitures (regardless of whether such contributions would be deductible by the Employer, or would be out of current or accumulated profits), will be credited to the Participant’s Employer Matching and Profit Sharing Accounts (as applicable) as of the last day of the Plan Year in which he was reemployed, and will not be considered an Annual Addition. The contributions required of an Employer for any year under the provisions of the preceding sentence will be reduced by the amount of any forfeitures which, under Section 8.9, are applied toward Employer contributions under this Section. An Employer’s contribution to be made for any Plan Year under this Section will be due on the last day of that year and, if not paid by the end of that year, will be payable to the Trustee not later than the time prescribed by law for filing that Employer’s federal income tax return for that Plan Year (including any extensions thereof), without interest.
8.4Manner of Payment.
(a)Generally. Subject to the provisions of this Article, a Participant’s Accounts will be distributed to or for the benefit of the Participant, or in the event of his death, to or for the benefit of his Beneficiary, by payment in a lump sum; provided, however, that a Participant or Beneficiary may instead elect distribution of the Participant’s account by one of the following methods:
(i)by payment in a series of substantially equal annual, semi-annual, quarterly or monthly installments over a period not exceeding the payee’s life expectancy; or
(ii)by withdrawal of an amount that is not greater than the amount credited to the Participant’s Accounts as of the next preceding Accounting Date.
(b)Death After Commencement. If a Participant dies after distribution of his Accounts has commenced in the form described in subsection (a), the remainder of the Participant’s Account will be distributed to or for the benefit of his Beneficiary in accordance with the distribution method in effect on the date of the Participant’s death; provided, however, that the Beneficiary may elect to accelerate payment of such benefits.
8.5Order of Post-Termination Withdrawals From Accounts. Withdrawals in accordance with the provisions of Section 8.4(a)(ii) will be made in the following order:
(a)    first, from the Participant’s Employee After-tax Account until exhausted;
(b)    next, from the Participant’s Rollover Account until exhausted;

(c)    next, from the Participant’s Employee Tax-deferred Account until exhausted;
(d)    next, from the Participant’s Employee Roth Account until exhausted;
(e)    next, from the Participant’s Supplemental Account until exhausted;
(f)    next, from the Participant’s subaccount attributable to Matching Contributions made on Employee After-tax Contributions, until exhausted;
(g)    next, from the Participant’s Profit Sharing Account until exhausted;
(h)    next, from the Participant’s subaccount attributable to Matching Contributions made on Employee Tax-deferred Contributions, until exhausted;
(i)    next, from the Participant’s subaccount attributable to vested AGL Stock dividends; and
(j)    finally, from the Participant’s Nicor 2010 Account.
Notwithstanding the foregoing provisions of this Section, withdrawals in accordance with the provisions of Section 8.4(a)(ii) by a Participant or Beneficiary who is receiving benefits in the form described in Section 8.4(a)(i) will be made, pro rata, from all subaccounts of the Participant’s Account.
8.6Commencement of Benefits. Benefits payable to or on account of any Participant will commence as of any date (but not retroactively) elected by the Participant which is after the Participant terminates employment with all Affiliates, subject to the following:
(a)Participant’s Right to Payment. Unless a Participant elects to further defer the distribution of his benefit or fails to submit a claim for such distribution, in no event will payment of the Participant’s benefit be made or commence later than 60 days after the end of the Plan Year which includes the latest of (i) the date on which the Participant reaches age 65, (ii) the 10th anniversary of the date he commenced participation in the Plan, or (iii) the date he actually severs from employment with all Affiliates; provided, if the amount of the payment cannot be ascertained by the date as of which payments are scheduled to be made or commence hereunder, payment will be made or commence no later than 60 days after the earliest date on which such payment can be ascertained under the Plan. If the Participant elects, the distribution of the Participant’s Account will commence not later than 1 year after the close of the Plan Year in which the Participant severs from employment after reaching age 65 or due to Disability. If the Participant elects, the distribution of the Participant’s Account will commence not later than 1 year after the close of the Plan Year which is the 5th Plan Year following the Plan Year in which the Participant severs from employment other than after reaching age 65, or due to Disability or death, unless the Participant is reemployed by an Affiliate before distribution would otherwise be required to begin under this sentence.

(b)Required Minimum Distributions. Notwithstanding anything in the Plan to the contrary, a Participant’s Account will begin to be distributed no later than the April 1 following the later of (i) the calendar year in which the Participant reaches age 70½, or (ii) the calendar year in which the Participant severs from employment with all Affiliates; provided, if such Participant is a 5 percent owner (as defined in Code Section 416), benefit payments will begin no later than the April 1 following the calendar year in which the Participant reaches age 70½. All distributions will be made in accordance with Code Section 401(a)(9), the regulations under Code Section 401(a)(9), including Treasury Regulation Section 1.401(a)(9)-2 (relating to incidental benefit limitations, as in effect prior to the Code Section 401(a)(9) Treasury Regulations proposed in January 2001) and any other provisions reflecting the requirements of Code Section 401(a)(9) and prescribed by the Internal Revenue Service, including the final regulations under Code Section 401(a)(9) that were published in the Federal Register on April 17, 2002, and on June 14, 2004. The life expectancy (1) of a Participant or (ii) of a Participant and the Participant’s Spouse (other than in the case of a life annuity) may be recalculated but no more frequently than annually. The life expectancy of a non-Spouse Beneficiary may not be recalculated.
(c)Cashout Distributions. Notwithstanding any other provision of this Article, if the vested portion of the Account of any Participant who severs from the employment of all Affiliates is less than or equal to $5,000, the full vested amount of such benefit automatically will be paid to such Participant in one single-sum, cash-out distribution or, as described below, directly rolled over into an individual retirement plan as soon as practicable after the date the Participant severs from employment. In addition, in the event that the vested portion of the Account of any Participant who has previously severed from the employment of all Affiliates is less than or equal to $5,000, the Committee may, in its sole discretion and at such time(s) as it may determine, provide that the full vested amount of such benefit will automatically be paid to such Participant in one single-sum, cash-out distribution. In the event a Participant has no vested interest in his Account at the time of his severance from employment, he will be deemed to have received a cash-out distribution of his Account at the time of his severance from employment. In the event of a mandatory distribution greater than $1,000, if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Participant in a direct rollover or to receive the distribution directly, then the Committee will pay the distribution in a direct rollover to an individual retirement plan designated by the Committee.
8.7Assets to be Distributed. Except as otherwise provided in this Section, amounts distributed to or on account of any Participant from any account maintained in the Participant’s name will be made in cash. The Participant or, in the event of his death, his Beneficiary, may elect to receive, in lieu of cash, distribution of amounts in his Account that are invested in the AGL Stock Fund in the form of whole shares of AGL Stock, plus cash equal to the fair market value of any fractional share of AGL Stock. If the Trustee is required to liquidate a Participant’s investments in the AGL Stock Fund for any reason:
(a)    liquidation will be made at the AGL Stock’s fair market value determined as of the Participant’s Distribution Date; and

(b)    the amount of the cash proceeds of the liquidation will be reduced by any commissions, brokerage fees and similar expenses incurred by the Trustee as a result of the liquidation.
8.8Designation of Beneficiary. A Participant’s Beneficiary or Beneficiaries under the Plan will be determined in accordance with the following provisions of this Section.
(a)Designation Generally. Each Participant from time to time may designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits are to be paid if he dies before he receives all of his benefits. Notwithstanding the foregoing, if a Participant is legally married under the laws of any U.S. or foreign jurisdiction that has the legal authority to sanction marriage, any designation of a primary Beneficiary other than his spouse will be effective only if spousal consent was obtained in accordance with Section 8.12. A Beneficiary designation form will be effective only when the signed form is filed with the Committee while the Participant is alive and will cancel all Beneficiary designation forms signed earlier.
(b)Failure to Designate. Except as otherwise specifically provided in this Article, if a deceased Participant failed to designate a Beneficiary as provided above, or if the Beneficiary designated by a deceased Participant dies before him, his benefits will be paid to:
(i)the Participant’s surviving spouse, if any; or
(ii)if the Participant has no surviving spouse, the legal representative or representatives of the estate of the last to die of the Participant or the Participant’s Beneficiary.
Provided, if the Participant does not have a surviving spouse (or the surviving spouse cannot be located within a reasonable period after the Participant’s death), and no claim has been made on behalf of the Participant’s estate within a reasonable period of time after the Participant’s death, then the Beneficiary will be such heirs and/or relatives of the Participant as the Committee may determine in its sole discretion, and payment to such Beneficiary will be deemed in full satisfaction of the Participant’s benefits under the Plan, without further liability with respect to such Participant’s benefits on the part of the Plan, any Employer, the Committee or the Trustee.
(c)Death of Beneficiary After Participant. If the Beneficiary of a Participant survives the Participant but dies prior to complete payment of the Participant’s benefits, the remainder of the benefits will be paid to the Beneficiary designated by the Beneficiary in accordance with the procedures set forth in this Section or, if no such Beneficiary is named, to the estate of the Beneficiary. Benefits payable to the Beneficiary of a Beneficiary will be paid in a lump sum.
8.9Application of Forfeitures. To the extent Forfeitures for a Plan Year are not used to pay restoration contributions pursuant to Sections 8.3 or 8.11, the Committee, in its sole discretion, may use such Forfeitures to pay the reasonable administrative expenses of the Plan or to reduce the Employers’ obligation, if any, to make contributions (i) pursuant to the terms of the Plan for the Plan Year in which such Forfeitures occurred or any subsequent Plan Year(s), or (ii)

pursuant to any voluntary corrective action taken under any correction program available through the Internal Revenue Service, the Department of Labor or other administrative agency. The portion of any forfeited amount arising under the Plan during any period which is attributable to the prior contributions of any Employer will be that proportion of such amount which the contributions made by that Employer and credited to the Matching and Profit Sharing Accounts of the Participant with respect to whom the forfeiture occurs bear to the total contributions of all Employers which were credited to such account.
8.10Distributions to Legally Incompetent Participants and Beneficiaries. The Committee may in its discretion direct, and the Trustee will make payment on such direction directly to an incompetent or disabled person, whether incompetent or disabled because of minority or mental or physical disability, or to the guardian of such person or to the person having custody of such person, or to any relative with whom such person lives, without further liability with respect to or in the amount of such payment either on the part of the Employers, the Committee or the Trustee.
8.11Missing Participants or Beneficiaries. Each Participant and each designated Beneficiary must file with the Committee from time to time in writing his post office address and each change of post office address. Any communication, statement or notice addressed to a Participant or designated Beneficiary at his last post office address filed with the Committee, or if no address is filed with the Committee then, in the case of a Participant, at his last post office address as shown on the Employers’ records, will be binding on the Participant and his designated Beneficiary for all purposes of the Plan. None of the Employers, the Committee or the Trustee will be required to search for or locate a Participant or designated Beneficiary. In the event a Participant or beneficiary becomes entitled to benefits under this Article and the Committee is unable to locate such Participant or beneficiary (after such diligent efforts as the Committee in its sole discretion deems appropriate) within 1 year of the date upon which he became so entitled, the full Account of such Participant or beneficiary will be deemed abandoned and treated as a Forfeiture; provided, in the event such Participant or beneficiary is located or makes a claim after the allocation of the abandoned Account, the amount of such abandoned Account (unadjusted for any investment gains or losses from the time of abandonment) will be restored (from abandoned Accounts, Forfeitures, Trust earnings or Contributions made by the Employers) to such Participant or beneficiary, as appropriate; and, provided further, the Committee, in its sole discretion, may delay the deemed date of abandonment of any such Account for a period longer than the prescribed 1 year. Notwithstanding the foregoing, if the distribution is payable upon termination of the Plan, the Committee will not be required to wait until the end of such 1-year period.
8.12Spousal Consent. Any election by a Participant under the Plan which, by its terms, requires spousal consent, will be effective only if (i) the Participant’s spouse consents in writing to such election; (ii) the consent acknowledges the effect of the election and is witnessed by a notary public (or, if permitted by the Committee, a Plan representative appointed or approved by the Committee); and (iii) in the case of a spousal consent to a Beneficiary designation election, such election designates a specific Beneficiary which may not be changed without spousal consent; provided, however, that unless otherwise provided by a qualified domestic relations order within the meaning of section 414(p) of the Code, no such consent will be required if:

(a)    the Participant and his spouse are legally separated or the Participant has been abandoned (within the meaning of local law) and the Participant has a court order to such effect; or
(b)    it is established to the satisfaction of a Plan representative appointed or approved by the Committee that the consent of the Participant’s spouse cannot be obtained because there is no spouse, because the spouse cannot be located or because of such other circumstances as the Secretary of the Treasury may prescribe in regulations.
8.13Distribution and Withdrawal Elections. Distributions and withdrawals (other than distributions and withdrawals to which the consent requirements of section 411(a)(11) or 417 of the Code do not apply) will be subject to the following:
(a)Notice of Forms of Payment. Not less than 30 days nor more than 180 days before the date as of which such distribution is made (except as provided in subsection (c)), the Participant will be informed of his right to defer distribution and will be provided with a written explanation of the optional forms of benefit available to him under the Plan.
(b)Waiver of 30-Day Delay. Notwithstanding the foregoing, distributions or withdrawals may commence less than 30 days after the Participant is informed of his right to defer distribution or withdrawal if:

(1)
the Participant is clearly informed that he has a right to a period of at least 30 days after being so informed to consider the decision of whether or not to elect a distribution or withdrawal (and, if applicable, a particular form of distribution); and

(2)	the Participant, after being informed of his rights in accordance with subsection (1) next above, affirmatively elects a distribution or withdrawal.
8.14Direct Rollover to an Eligible Retirement Plan. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a direct rollover. A direct rollover of a distribution from a Participant’s Employee Roth Account or Roth Rollover Account may only be transferred to a qualified trust described in Code Section 401(a), including another Roth elective deferral account under an applicable retirement plan described in Code Section 402A or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c).

8.15Transfers to Nonunion 401(k) Plan. If an Employee:
(a)    ceases to be a Covered Employee;
(b)    continues to be employed by an Affiliate; and
(c)    becomes eligible to participate in the Nonunion 401(k) Plan;
then his Account Balances under the Plan will be transferred to the corresponding accounts under the Nonunion 401(k) Plan and, for periods thereafter, he will cease to be a Participant in the Plan and will be a Participant in the Nonunion 401(k) Plan, subject to the terms and conditions of the Nonunion 401(k) Plan.
ARTICLE 9
WITHDRAWALS AND LOANS
9.1Pre-Termination Withdrawals From Employee After-tax Account. As of any date but not more frequently than twice during any calendar year, a Participant who is employed by an Affiliate may make a withdrawal from his Employee After-tax Account (excluding any outstanding loan balance).
9.2Hardship Withdrawals. Subject to the provisions of Section 9.5, a Participant who is employed by an Affiliate may at any time, by showing of hardship as described in subsection (b), make a hardship withdrawal from his Employee Tax-deferred Account and Employee Roth Account, subject to the following:
(a)Amount of Withdrawal. The amount of any hardship withdrawal may not be more than the least of:
(i)an amount equal to:
(A)the amount credited to the Participant’s Employee Tax-deferred Account and Employee Roth Account, reduced by
(B)the sum of any amounts previously withdrawn from the Participant’s Employee Tax-deferred Account and Employee Roth Account after December 31, 1988, and any outstanding loan balance, plus any earnings credited to the Participant’s Employee Tax-deferred Account and Employee Roth Account for periods after December 31, 1988.
(ii)the amount credited to the Participant’s Employee Tax-deferred Account and Employee Roth Account; or
(iii)the amount necessary to satisfy the immediate and heavy financial need in accordance with subsection (b)(ii) below.

(b)Establishment of Hardship. A withdrawal will be made on account of hardship only if the requirements of the following subsections (i) and (ii) below are met:
(i)The withdrawal is requested because of the Participant’s immediate and heavy financial need on account of:
(A)expenses for medical care described in Code Section 213(d) (determined without regard to whether the expenses exceed 7.5% of adjusted gross income) for the Participant, his spouse, dependents (as defined in Code Section 152 without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof) or designated Beneficiary;
(B)the purchase (excluding mortgage payments) of a principal residence for the Participant;
(C)the payment of tuition, room and board expenses and related educational fees for up to the next 12 months of post-secondary education for the Participant, his spouse, dependents (as defined in Code Section 152 without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof) or designated Beneficiary;
(D)the need to prevent eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant’s principal residence;
(E)the payment of burial or funeral expenses for the Participant’s deceased parent, spouse, children, dependents (as defined in Code Section 152 without regard to subsection (d)(1)(B) thereof) or designated Beneficiary; or
(F)expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).
For purposes of this subsection, the term “Beneficiary” will mean only a primary, and not a contingent, Beneficiary of the Participant.
(ii)The withdrawal is necessary to satisfy the immediate and heavy financial need of the Participant. A withdrawal will be considered necessary under this subsection if two requirements are met. First, the amount of the withdrawal cannot exceed the amount required to relieve the financial need, including any federal, state or local income taxes or penalties reasonably anticipated to be incurred by the Participant on account of the withdrawal. Second, the Participant must make a representation (in writing or such other form as may be permitted by the Committee), and the Employer must not have actual knowledge to the contrary, that the need cannot reasonably be relieved:

(A)through reimbursement or compensation by insurance or otherwise,
(B)by liquidation of his assets,
(C)by cessation of Employee Tax-deferred Contributions, Employee Roth Contributions or Employee After-tax Contributions under the Plan,
(D)by other currently available distributions (including distributions of ESOP dividends under section 404(k) of the Code and nontaxable (at the time of the loan) loans, under plans maintained by any Affiliate), or
(E)by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need.
(c)Other Withdrawals First. A Participant may not withdraw any amount from his Employee Tax-deferred Account or Employee Roth Account in accordance with the provisions of this Section as of any date unless he has withdrawn all amounts which could then be withdrawn by him in accordance with Sections 9.1 and 9.3.
9.3Age 59½ Withdrawals. As of any date, a Participant who is employed by an Affiliate and who has attained age 59½ as of the effective date of the withdrawal may withdraw an amount that does not exceed the vested balance of his Account (less any outstanding loan balance).
9.4Loans. A Participant who is an employee of an Affiliate or who is otherwise required to be given the opportunity to borrow under applicable regulations may, in accordance with uniform and nondiscriminatory rules established by the Committee and by following such procedures as the Committee may from time to time establish, request a loan to be made to him from his accounts. All loans under the Plan will be made in accordance with the following:
(a)Limit on Amount. No loan will be made to a Participant if, immediately after such loan, the sum of the outstanding balances of all loans made to him under this Plan and under any other qualified retirement plans made by affiliates would exceed $50,000, reduced by the excess, if any, of:
(i)the highest outstanding balance of all loans to the Participant from the plans during the one-year period ending on the day immediately before the date on which the loan is made; over
(ii)the outstanding balance of loans from the plans to the Participant on the date on which such loan is made; and no loan will be made to a Participant if the aggregate amount of that loan and the outstanding balance of any other loans to the Participant would exceed one-half of the total vested balance of the Participant’s Account as of the date the loan is made.

(b)Application to Accounts. Each loan to a Participant will be charged against the Participant’s accounts in the following order: (i) Roth Rollover Account, (ii) Pre-tax Rollover Account, (iii) Employee Tax-deferred Account, (iv) Employee Roth Account, (v) the portion of the Employer Matching Account attributable to Employee Tax-deferred and Employee Roth Contributions, (vi) the portion of the Employer Matching Account attributable to Employee After-tax Contributions, (vii) Employee After-tax Account, (viii) After-tax Rollover Account, (ix) Nicor 2010 Account and (x) Supplemental Account. Each loan will be charged against each Investment Fund in which his accounts are invested in the same ratio as the value of his interest in such fund with respect to the applicable Account bears to the total of all his interest in that Account.
(c)Promissory Note. Each loan will be evidenced by a written note providing for:
(i)a reasonable repayment period, in whole months, of not less than six months nor more than 60 months from the date of the loan (including loans used to acquire a dwelling unit to be used as a principal residence);
(ii)a reasonable rate of interest;
(iii)substantially equal payments of principal and interest over the term of the loan; and
(iv)such other terms and conditions as the Committee will determine.
(d)Maximum Number of Loans. Only two loans may be outstanding any time for each Participant.
(e)Loan Fund. Loans to Participants will be invested in the Loan Fund.
(f)Payments. Payments of principal and interest to the Trustee with respect to any loan to a Participant:
(i)will reduce the outstanding balance with respect to that loan;
(ii)will reduce the balance of the Loan Fund reflecting the loan;
(iii)will be credited to the Participant’s accounts in the following order: (A) Supplemental Account, (B) Nicor 2010 Account, (C) After-tax Rollover Account, (C) Employee After-tax Account, (D) the portion of the Employer Matching Contribution Account attributable to Employee After-tax Contributions, (E) the portion of the Employer Matching Contribution Account attributable to Employee Tax-deferred Contributions and Employee Roth Contributions, (F) Employee Roth Account, (G) Employee Tax-deferred Account, (H) Pre-tax Rollover Account, and (I) Roth Rollover Account;
(iv)will be invested in the Investment Funds (other than the Loan Fund) in accordance with his then-current investment directions; and

(v)Loan repayments may only be made by payroll deduction; provided, however, that if a Participant is on an approved leave of absence, or if a Participant wishes to repay a loan in full, loan repayments may be made by certified check. No partial loan repayments may be made but a loan may be repaid in full at any time. Notwithstanding any other provision of this Section, loan repayments may be suspended in accordance with section 414(u)(4) of the Code for any period that a Participant is in qualified military service (as defined in section 414(u) of the Code) or during other periods of leave as permitted by law.
(g)Security. A Participant’s obligation to repay a loan (or loans) from the Plan will be secured by the Participant’s vested interest in the Plan.
(h)Loan Fees. Loan origination fees and loan administrative fees may be charged to the Participant’s Account under the Plan, pro rata among all sources.
(i)Default. Any loan to a Participant will become immediately due and payable as of the last day of the calendar quarter following the calendar quarter in which any required installment was due and remains unpaid. Notwithstanding any other provision of the Plan to the contrary, if the outstanding balance of principal and interest on any loan is not paid at the expiration of its term or upon acceleration in accordance with the foregoing provisions of this subsection, a default will occur and the Trustee will apply all or a portion of the Participant’s vested interest in the Plan in satisfaction of such outstanding obligation, but only to the extent such vested interest (or portion thereof) is then distributable under applicable provisions of the Code and under the terms of the Plan.
9.5Order of Withdrawal From Investment Funds. A withdrawal from a Participant’s Account in accordance with this Article will be made, in cash, pro rata from the Investment Funds in which his Account is invested.
9.6No Make-up of Withdrawals. A Participant may not make-up or repay any amount withdrawn in accordance with the provisions of this Article.
ARTICLE 10
ESOP PROVISIONS
10.1Designation as an ESOP. The portion of the Plan which, as of any date, is invested in the AGL Stock Fund will be designated as an ESOP. The ESOP will be treated as a stock bonus plan designed to invest primarily in qualifying employer securities of AGL Resources Inc. As such, this portion of the Plan will be subject to the terms and conditions of Code Sections 409(e), 409(h), and 409(o).
10.2Pass-Through Elections for Cash Dividends.
(a)Generally. A Participant (or in the event his death, his Beneficiary) may elect to have any cash dividends paid on shares of AGL Stock allocated to his Account distributed, in cash, as soon as practicable after the dividends are paid to the Trustee (but in no event more than 90 days after the close of the Plan Year in which the dividends are paid to the

Trustee). Distributions under this Section will not be subject to the restrictions on pre-termination withdrawals otherwise provided under the Plan.
(b)Election Procedures. Any election under this Section will continue in effect from Plan Year to Plan Year until changed by the Participant. A Participant may change his election at any time by submitting a new election. Election changes will generally be effective for the next following quarterly dividend distribution, unless the change is actually received by the Committee by a deadline specified by the Committee to be effective for the quarter in which the change occurs.
(c)Default Reinvestment. Any Participant who does not deliver an election under this Section will be deemed to have elected not to receive dividend distributions.
10.3Distributions and Withdrawals. Distributions or withdrawals in accordance with Articles 8 and 9 to or on behalf of any Participant or Beneficiary from the AGL Stock Fund will be made in cash, except that the Participant (or, in the event of his death, his Beneficiary) may elect to receive, in lieu of cash, the portion of the distribution or withdrawal that is invested in the AGL Stock Fund at the time the distribution is processed in the form of whole shares of AGL Stock and cash equal to the fair market value of any fractional share of AGL Stock. The amount of cash and the number of whole shares of AGL Stock so distributed or withdrawn will be determined in accordance with the applicable provisions of Section 8.7 of the Plan, treating the Accounting Date as of which such distribution or withdrawal is made as the Distribution Date for this purpose.
10.4Diversification. Consistent with the diversification requirements of section 401(a)(28) of the Code, a Participant may elect to diversify all or a portion of his Account which is invested in the AGL Stock Fund by filing an investment election pursuant to Section 5.3 of the Plan.
ARTICLE 11
THE COMMITTEE
11.1Membership.
(a)Appointment. The Committee will consist of not less than one member who will be appointed by and serve at the pleasure of the Company’s Board of Directors.
(b)Removal and Replacement. The Company’s Board of Directors will have the right to add or remove any member of the Committee at any time. A member may resign at any time by notifying the remaining members of the Committee. If a vacancy in the Committee should occur, a successor may be appointed by the Board. If a Committee member who is an Employee terminates employment with the Affiliates, he or she will be deemed removed from the Committee as of the date of such termination of employment.
11.2Organization of Committee. The Committee may elect a Chairman and a Secretary from among its members. In addition to those powers set forth elsewhere in the Plan, the Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties and may delegate to such agents such powers and duties, whether ministerial or discretionary, as the Committee may deem expedient or appropriate. The compensation of such agents who are not full-time Employees of an Employer will be fixed by the Committee and will be paid by the Company (to be divided equitably among the Employers) or from the Trust Fund as determined by the Committee. To the extent of such delegation, references to the Committee in the Plan will be deemed to include references to such agents. The Committee will act by majority vote or by action approved in writing or electronically by a majority of the Committee members. Its members will serve as such without compensation.
11.3Powers and Responsibility of the Committee.
(a)Fiduciary Responsibilities. The Committee will fulfill the duties of “administrator” as set forth in ERISA §3(16) and will have complete control of the administration of the Plan, with all powers necessary to enable it properly to carry out its duties as set forth in the Plan and the Trust Agreement. The Committee will have complete discretion and authority to make all determinations under the Plan, including but not limited to determinations regarding eligibility, vesting, and entitlement to distribution of benefits under the Plan, and the determinations of the Committee will be final and binding. The Committee will have the following duties and responsibilities in addition to other administrative powers conferred upon it elsewhere in the Plan:
(i)to construe the Plan and to determine all questions that arise thereunder;
(ii)to decide all questions relating to the eligibility of Employees to participate in the Plan;
(iii)to determine the benefits of the Plan to which any Participant or beneficiary may be entitled;
(iv)to make factual findings with respect to claims for benefits under the Plan;
(v)to maintain and retain records relating to Participants and beneficiaries;
(vi)to prepare and furnish to Participants all information required under federal law or provisions of the Plan to be furnished to them;
(vii)to prepare and furnish to the Trustee sufficient employee data and the amount of contributions received from all sources so that the Trustee may maintain separate accounts for Participants and beneficiaries and make required payments of benefits;
(viii)to prepare and file or publish with the Secretary of Labor, the Secretary of the Treasury, their delegates and all other appropriate government officials all reports and other information required under law to be filed or published;

(ix)to provide directions to the Trustee with respect to methods of benefit payment (consistent with the terms of the Plan), valuations, and all other matters where called for in the Plan or requested by the Trustee;
(x)to engage service providers, assistants and professional advisers;
(xi)to arrange for fiduciary bonding;
(xii)to provide procedures for determination of claims for benefits;
(xiii)to appoint one or more persons to serve as investment manager with respect to all or part of the Plan assets;
(xiv)to allocate the responsibility and authority being carried out by the Committee among the members of the Committee; and
(xv)To take any action appropriate to assure that the Plan assets are invested for the exclusive purpose of providing benefits to Participants and their beneficiaries in accordance with the Plan and defraying reasonable expenses of administering the Plan, subject to the requirements of any applicable law;
all as further set forth herein.
(b)Other Powers. In addition to serving as administrator of the Plan, the Committee has been vested with the authority to take certain actions on behalf of the Company as settlor of the Plan, including some authority to amend the Plan. In exercising such authority and in taking any other action on behalf of the Company as settlor of the Plan, the Committee will not be deemed to be acting as a Plan fiduciary.
11.4Records of Committee. All acts and determinations of the Committee may be recorded under the Committee’s supervision, and all such records (including records necessary to demonstrate compliance with the nondiscrimination requirements of the Code), together with such other documents as may be necessary for the administration of the Plan, will be preserved in the custody of the Committee.
11.5Reporting and Disclosure. The Committee will keep all individual and group records relating to Participants and Beneficiaries and all other records necessary for the proper operation of the Plan. Such records will be made available to the Employers and to each Participant and Beneficiary for examination during normal business hours except that a Participant or Beneficiary will examine only such records as pertain exclusively to the examining Participant or Beneficiary and the Plan and Trust Agreement. The Committee will prepare and will file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code and every other relevant statute, each as amended, and all regulations thereunder. This provision will not be construed as imposing upon the Committee the responsibility or authority for the preparation, preservation, publication or filing of any document required to be prepared, preserved, published or filed by the Trustee or by any other named fiduciary to whom such responsibilities are delegated by law or by the Plan.

11.6Construction of the Plan. The Committee may take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. Such remedial steps may include, but are not limited to, taking any voluntary corrective action under any correction program available through the Internal Revenue Service, Department of Labor or other administrative agency. The Committee will interpret the Plan and will determine the questions arising in the administration, interpretation and application of the Plan in its sole discretion. The Committee will endeavor to act, whether by general rules or by particular decisions, so as not to discriminate in favor of or against any person and so as to treat all persons in similar circumstances uniformly. The Committee will correct any defect, reconcile any inconsistency or supply any omission with respect to the Plan.
11.7Assistants and Advisers.
(a)Right to Engage. The Committee will have the right to hire, at the expense of the Company (to be divided equitably among the Employers), such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable. To the extent that the costs for such assistants and advisers are not paid by the Company, they will be paid at the direction of the Committee from the Trust Fund as an expense of the Trust Fund.
(b)Reliance. The Committee and the Employers will be entitled to rely upon all certificates and reports made by an actuary, accountant, attorney or other professional advisor selected pursuant to this Section; the Committee, the Employers, and the Trustee will be fully protected in respect to any action taken or suffered by them in good faith in reliance upon the advice or opinion of any such actuary, accountant, attorney or professional advisor; and any action so taken or suffered will be conclusive upon each of them and upon all other persons interested in the Plan.
11.8Bonding. No bonding in excess of the amount required by law will be required by the Plan.
11.9Indemnification. The Committee and each member of the Committee will be indemnified by the Employers against judgment amounts, settlement amounts (other than amounts paid in settlement to which the Employers do not consent) and expenses reasonably incurred by the Committee or each member of the Committee in connection with any action to which the Committee or any member thereof may be a party (by reason of his service as a member of the Committee), except in relation to matters as to which the Committee or any member thereof is adjudged in such action to be personally guilty of gross negligence or willful misconduct in the performance of its or any member’s duties. The foregoing right to indemnification will be in addition to such other rights as such Committee or each Committee member may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder will be in addition to and not in lieu of any rights to indemnification to which such Committee or each Committee member may be entitled pursuant to the by-laws of the Company. Service on the Committee will be deemed in partial fulfillment of a Committee member’s function as an Employee, officer and/or director of any Affiliate, if he serves in such other capacity as well.

11.10Information to be Furnished to Committee. Each Employer will furnish the Committee such data and information as the Committee may require. As a condition of receipt of benefits under the Plan, the person making claim therefor must furnish to the Committee such documents, evidence, data or other information as the Committee considers desirable to determine eligibility for such benefits.
11.11Committee’s Decision Final. To the extent permitted by law, any interpretation of the Plan and any decision on any matter within the discretion of the Committee made by the Committee in good faith is binding on all persons. A misstatement or other mistake of fact will be corrected when it becomes known, and the Committee will make such adjustment on account thereof as it considers equitable and practicable. Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Committee, in its discretion, determines that the applicant is entitled to them pursuant to the terms of the Plan.
11.12Interested Committee Member. A member of the Committee may not decide or determine any matter or question concerning solely his own benefits under the Plan unless such decision could be made by him under the Plan if he were not a member of the Committee.
ARTICLE 12
AMENDMENT AND TERMINATION
12.1Amendment.
(a)By Board or Compensation Committee. While the Employers expect and intend to continue the Plan, the Company reserves the right, subject to the provisions of the trust, to amend the Plan at any time by action of the Company’s Board of Directors or its Compensation Committee.
(b)By President of Company. The President of the Company may amend this Plan at any time to the extent that such amendment (a) is necessary for the Plan or trust agreement to comply with any requirements of law or any request by the Internal Revenue Service in connection with a determination letter application, (b) is necessary to correct any inconsistencies, ambiguities or typographical errors in the Plan or trust agreement, or (c) is related to the administration of the Plan, provided that any administrative amendment will not materially increase or materially decrease benefits under the Plan or materially increase the administrative costs of maintaining the Plan. Furthermore, the President of the Company is authorized to amend Exhibit 2 of the Plan to reflect new deemed Deferral Election percentages for Employees who are automatically enrolled on or after the effective date of such change.
(c)Limitation on Amendments. Notwithstanding the foregoing, no amendment will reduce a Participant’s benefits to less than the amount he would be entitled to receive if he had resigned from the employ of all of the Affiliates on the date of the amendment.
12.2Termination. The Plan, as applied to all Employers, will terminate on the date it is terminated by the Company, provided that written notice is provided to the Trustee, the Committee, and the other Employers. The Plan, as applied to any Employer, will terminate on the first to occur of the following:

(a)    the date it is terminated by that Employer if 30 days’ advance written notice of the termination is given to the Trustee, the Committee and the other Employers;
(b)    the date that Employer completely discontinues its contributions under the Plan;
(c)    the date that Employer is judicially declared bankrupt or insolvent; or
(d)    the date of dissolution, merger, consolidation or reorganization of that employer, or the sale by that Employer of all or substantially all of its assets, except that, subject to the provisions of Section 12.3, with the consent of the Company, in any such event arrangements may be made whereby the Plan will be continued by any successor to that Employer or any purchaser of all or substantially all of that Employer’s assets, in which case the successor or purchaser will be substituted for that Employer under the Plan.
12.3Merger and Consolidation of Plan, Transfer of Plan Assets. The Committee, in its sole discretion, (a) may permit other qualified retirement plans to transfer assets and liabilities to the Plan as part of a merger, spin-off or similar transaction; and/or (b) may cause the Plan to transfer to another qualified retirement plan (as part of a spin-off, change in control or similar transaction) all or part of the assets and liabilities maintained under the Plan. Any such transfer will be made in accordance with the terms of the Code and subject to such rules and requirements as the Committee may deem appropriate. In the case of any merger or consolidation with, or transfer of assets and liabilities to, any other plan, provisions will be made so that each affected Participant in the Plan on the date thereof (if the Plan, as applied to his Employer, then terminated) would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately prior to the merger, consolidation or transfer if the Plan, as applied to his Employer, had then terminated.
12.4Vesting and Distribution on Termination and Partial Termination. On termination of the Plan in accordance with Section 12.2 or on partial termination of the Plan, as applied to any Employer, the date of termination or partial termination will be an Accounting Date and, after all adjustments then required have been made, each affected Participant’s benefits will be nonforfeitable. Upon termination of the Plan, the Committee, in its sole discretion, shall instruct the Trustee either (i) to continue to manage and administer the assets of the Trust for the benefit of the Participants and beneficiaries pursuant to the terms and provisions of the Trust Agreement, or (ii) if there is no successor plan permitted or no benefits subject to the restorations in said Section, to pay over to each Participant and beneficiary the value of his interest in a single sum and to thereupon dissolve the Trust. All appropriate accounting provisions of the Plan will continue to apply until the benefits of all affected Participants have been distributed to them. Notwithstanding anything in the Plan to the contrary, upon termination of the Plan, the Committee may elect to transfer a missing Participant’s or beneficiary’s Account to the Pension Benefit Guaranty Corporation established by ERISA §4002, as permitted under ERISA §4050(d).

ARTICLE 13
MISCELLANEOUS
13.1Interests Not Transferable. The interests of Participants and their Beneficiaries under the Plan and trust agreement are not subject to the claims of their creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered, except (i) in the case of certain qualified domestic relations orders which relate to the provision of child support, alimony payments or marital property rights of a spouse, child or other dependent of a Participant and which meet such other requirements as may be imposed by Code Section 414(p) or regulations issued thereunder, (ii) pursuant to a judgment or settlement order issued after August 5, 1997 (against a Participant convicted for a crime involving the misuse of Plan funds or a civil judgment for breach of fiduciary duty), meeting the requirements of Code Section 401(a)(13)(C), (iii) in the case of a tax lien obtained by the Internal Revenue Service, or (iv) in the case of a voluntary revocable assignment to an Employer if such assignments do not in the aggregate exceed 10% of any benefit payment, and only if such assignments are not made for the purpose of defraying administrative costs of the Plan. Notwithstanding any other provision of the Plan to the contrary, such domestic relations order may permit distribution of the entire portion of the vested account balance of a Participant awarded to his alternate payee, in a lump sum payment as soon as practicable after the Committee determines that such order is qualified, without regard to whether the Participant would himself be entitled under the terms of the Plan to withdraw or receive a distribution of such vested amount at that time.
13.2Applicable Laws. The laws of Illinois will be the controlling state law in all matters relating to the Plan and will be applicable to the extent that they are not preempted by the laws of the United States of America.
13.3Form of Election. Each election, request or direction permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, will be filed with the Committee in such form and at such times as the Committee may require.
13.4Gender and Number. Where the context admits, words in any gender will include any other gender, words in the plural will include the singular, and words in the singular will include the plural.
13.5Notices. Notices and documents relating to the Plan to be filed with the Committee may be delivered, or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal administrative office. Any notice required under the Plan may be waived by the person entitled to notice.
13.6Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
13.7Participation Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Employee the right to be retained in the employ of any Employer or any right or claim to any benefit under the terms of the Plan unless such right or claim has specifically accrued under the terms of the Plan.
13.8Compliance with Veterans’ Laws. Notwithstanding any other provision of this Plan to the contrary, for reemployments occurring on or after December 12, 1994, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code.
13.9Absence of Guaranty. None of the Trustee, the Committee or the Employers in any way guarantee the trust fund from loss or depreciation. The employers do not guarantee any payment to any person. The liability of the Trustee to make any payment is limited to the available assets of the trust fund.

Executed this 19th day of December, 2013.

NORTHERN ILLINOIS GAS COMPANY
By:	/s/Elizabeth W. Reese
Title:	President

EXHIBIT 1
TO
NICOR GAS THRIFT PLAN

(Effective Dates)

The provisions of this restatement of the Plan are generally effective January 1, 2014, unless otherwise provided in the Plan or as required by law. However, the provisions set forth below are effective as follows:

Sections	Effective Date
1.42, 1.43, 7.3, 8.5, 8.8(a) and 9.4	January 1, 2013

Ex. 1-1

EXHIBIT 2
TO THE
NICOR GAS THRIFT PLAN

The automatic contribution rate referred to in Section 3.1(e) will be 3% of Compensation. This Exhibit 2 may be amended by the President of the Company.

Ex. 2-1